Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated

June 29, 2020

by and among

Opes Acquisition Corp., a Delaware corporation

as the Purchaser,

Burger Fi International LLC, a Delaware limited liability company,

as the Company,

Members of the Company, as the Members

and BurgerFi Holdings, LLC,

as the Members’ Representative

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	2

ARTICLE II ACQUISITION	10

2.1 Acquisition	10
2.2 Closing; Effective Time	10
2.3 Closing Deliveries	10
2.4 Post-Closing Board of Directors	12
2.5 Withholding Rights	12
2.6 Rights Not Transferable	12
2.7 Taking of Necessary Action; Further Action	12
2.8 Taxes	12

ARTICLE III PURCHASE PRICE	13

3.1 Payment of Purchase Price	13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	17

4.1 Corporate Existence and Power	17
4.2 Authorization	17
4.3 Governmental Authorization	18
4.4 Non-Contravention	18
4.5 Capitalization	18
4.6 Certificate of Formation; Operating Agreement	18
4.7 Corporate Records	18
4.8 Third Parties	19
4.9 Assumed Names	19
4.10 Subsidiaries	19
4.11 Consents	20
4.12 Financial Statements	20
4.13 Books and Records	21
4.14 Absence of Certain Changes	21
4.15 Properties; Title to the Company’s Assets	23
4.16 Litigation	24
4.17 Contracts	24
4.18 Insurance	26
4.19 Licenses and Permits	27
4.20 Compliance with Laws	27
4.21 Intellectual Property	27
4.22 Customers, Suppliers and Franchisees	28
4.23 Accounts Receivable and Payable; Loans	29
4.24 Pre-payments	29

i

4.25 Employees	29
4.26 Employment Matters	30
4.27 Withholding	31
4.28 Employee Benefits and Compensation	31
4.29 Real Property	33
4.30 Accounts	33
4.31 Tax Matters	34
4.32 Environmental Laws	35
4.33 Finders’ Fees	35
4.34 Powers of Attorney and Suretyships	35
4.35 Managers	35
4.36 JR Trust Entities	35
4.37 Certain Business Practices	35
4.38 Money Laundering Laws	36
4.39 OFAC	36
4.40 Not an Investment Company	36
4.41 Information Supplied	36

ARTICLE V REPRESENTATIONS AND WARRANTIES OF MEMBERS	37

5.1 Ownership of Interests; Authority	37
5.2 Approvals	37
5.3 Non-Contravention	37
5.4 Litigation and Claims	37
5.5 Investment Representations	38

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER	39

6.1 Corporate Existence and Power	39
6.2 Corporate Authorization	39
6.3 Governmental Authorization	39
6.4 Non-Contravention	39
6.5 Finders’ Fees	40
6.6 Issuance of Shares	40
6.7 Capitalization	40
6.8 Information Supplied	40
6.9 Trust Fund	41
6.10 Listing	41
6.11 Reporting Company	41
6.12 Undisclosed Liabilities	41
6.13 Interested Party Transactions	42
6.14 Board Approval	42
6.15 Purchaser SEC Documents and Purchaser Financial Statements	42
6.16 Absence of Certain Changes	43
6.17 Certain Business Practices	44
6.18 Money Laundering Laws	44
6.19 Business Activities	44

6.20 Purchaser Contracts	44
6.21 Intellectual Property	44
6.22 Employees	45
6.23 Employee Benefits	45
6.24 Assets	45
6.25 Real Property	45
6.26 Tax Matters	45
6.27 Legal Requirements and Permits	46
6.28 Insurance	46
6.29 Vote Required	46
6.30 Investment Company	46
6.31 Minute Books	46
6.32 Application of Takeover Provisions	46
6.33 Purchaser Investigations	46
6.34 Lockup	47
6.35 No Other Representations and Warranties	47

ARTICLE VII COVENANTS OF THE COMPANY PENDING CLOSING	47

7.1 Conduct of the Business	47
7.2 Access to Information	49
7.3 Notices of Certain Events	50
7.4 Annual and Interim Financial Statements; Additional Financial Information	50
7.5 Employees of the Company and the Manager	51
7.6 Tax Matters	51
7.7 Best Efforts to Obtain Consents	54
7.8 Guaranteed Debt	54
7.9 Transfer and Assignment of Interests in the JR Trust Entities	54
7.10 Notification	54

ARTICLE VIII COVENANTS OF PURCHASER	54

8.1 Notification	54
8.2 Contact with Customers and Suppliers	54

ARTICLE IX ACTIONS PRIOR TO THE CLOSING	55

9.1 Best Efforts; Further Assurances	55
9.2 Trust Account	55
9.3 Cooperation with Proxy Statement and Other Filings	55
9.4 Shareholder Vote; Recommendation of the Purchaser’s Board of Directors	58
9.5 Purchaser Stockholders’ Meeting	58
9.6 Operations of Purchaser Prior to the Closing	58
9.7 Confidentiality	60
9.8 Form 8-K; Press Releases	60

9.9 Listing	61
9.10 D&O Insurance; Indemnification of Officers and Directors	61
9.11 Exclusivity	62
9.12 Appointment of Post-Closing Board of Directors and Officers	62
9.13 Adoption of Equity Incentive Plan	62

ARTICLE X CONDITIONS TO CLOSING	62

10.1 Condition to the Obligations of the Parties	62
10.2 Conditions to Obligations of Purchaser	63
10.3 Conditions to Obligations of the Company	64

ARTICLE XI INDEMNIFICATION	65

11.1 Indemnification of Purchaser	65
11.2 Procedure	66
11.3 Escrow of Escrow Shares by Members	68
11.4 Periodic Payments	69
11.5 Insurance	69
11.6 Survival of Indemnification Rights	69
11.7 Tax Treatment of Indemnification Payments	70
11.8 Indemnification for Current Litigation	70
11.9 Exclusive Remedies	70
11.10 NO ADDITIONAL REPRESENTATIONS; NO RELIANCE	70

ARTICLE XII DISPUTE RESOLUTION	71

12.1 Mediation	71
12.2 Jurisdiction; Waiver of Jury Trial; Exemplary Damages	71

ARTICLE XIII TERMINATION	72

13.1 Termination Without Default	72
13.2 Termination Upon Default	73
13.3 No Other Termination	73
13.4 Effect of Termination	73

ARTICLE XIV MISCELLANEOUS	74

14.1 Notices	74
14.2 Amendments; No Waivers; Remedies	75
14.3 Arm’s length bargaining; no presumption against drafter	75
14.4 Publicity	76
14.5 Expenses	76
14.6 No Assignment or Delegation	76
14.7 Governing Law	76
14.8 Counterparts; facsimile signatures	76
14.9 Entire Agreement	76

14.10 Severability	76
14.11 Construction of certain terms and references; captions	76
14.12 Further Assurances	77
14.13 Third Party Beneficiaries	77
14.14 Waiver	77
14.15 Members’ Representative	78
14.16 Specific Performance	79
14.17 Legal Representation by Shumaker	79

Exhibit

Exhibit A – Escrow Agreement

Exhibit B – Lock Up Agreement

Exhibit C – Registration Rights Agreement

Exhibit D – Amended and Restated Certification of Incorporation

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of June 29, 2020, by and among Opes Acquisition Corp., a Delaware corporation (the “Purchaser”), BurgerFi International LLC, a Delaware limited liability company (the “Company”), the members of the Company (each, a “Member” and collectively the “Members”), and BurgerFi Holdings, LLC, a Delaware limited liability company, as the representative of the Members (the “Members’ Representative”).

W I T N E S S E T H :

A. The Company is in the business of operating gourmet fast food and quick service casual restaurants focused on all-natural hamburgers, vegetarian burgers, hormone-free chicken and other complementary food offerings (the “Business”);

B. Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C. The Members of the Company are listed on Schedule 1.10 hereto and own 100% of the membership interests of the Company (the “Interests”).

D. The Board of Directors of the Purchaser, having determined that the Acquisition is fair and advisable to, and in the best interests of Purchaser and its stockholders, and the Members of the Company have each approved the terms of the Acquisition;

E. The Board of Directors of the Purchaser has determined to recommend that the stockholders of the Purchaser adopt, authorize and approve this Agreement and the Acquisition; and

F. In conjunction with, inter alia, obtaining approval from the stockholders of Purchaser for the Acquisition (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”), and in accordance with the terms hereof, Purchaser shall provide an opportunity to its Public Stockholders to have their Offering Shares redeemed for the consideration, on the terms and subject to the conditions and limitations, set forth in the Prospectus and the Certificate of Incorporation of Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1. “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2. “Acquisition” means the purchase of the Members’ Interest by the Purchaser in accordance with the terms of this Agreement.

1.3. “Additional Agreements” means the Voting Agreement, the Registration Rights Agreement, the Escrow Agreement, the Employment Agreements, Consulting Agreement and the Lock-Up Agreements.

1.4. “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.5. “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.6. “Board of Directors” means the board of directors of the Purchaser prior to the consummation of the Acquisition.

1.7. “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.8. “Business Combination Fees” means the fees and expenses held in the Trust Account payable to Early Bird Capital, Inc., the underwriter in the IPO, that they are entitled to receive upon the Closing in accordance with the Business Combination Marketing Agreement, between the Purchaser and the underwriter and the Trust Agreement.

1.9. “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.10.  “Cash Consideration” means consideration in the aggregate amount of $50,000,000, which shall consist of (i) a cash payment in the aggregate amount of at least $30,000,000 payable to the Members and allocated in such amounts set forth opposite such Member’s name on Schedule 1.10, and (ii) $20,000,000 payable, in the sole and absolute discretion of the Board of Directors, either in cash or in 1,886,792 shares of Purchaser Common Stock valued at $10.60 per share and allocated in such amounts set forth opposite such Member’s name on Schedule 1.10.

1.11. “Certificate of Incorporation” means the Purchaser’s Amended and Restated Certificate of Incorporation dated, as amended.

1.12. “Closing” has the meaning set forth in Section 2.2.

1.13. [Intentionally Omitted]

1.14. “Closing Payment Shares” means stock certificates representing, in the aggregate, 4,716,981 shares of Purchaser Common Stock payable to the Members and in such amounts set forth opposite each Member’s name on Schedule 1.10 with a deemed price per share of $10.60 (with a value of $50,000,000 in the aggregate).

1.15. “Closing Working Capital” means the Company’s cash minus its Bank of America Revolving Line of Credit.

1.16. “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.17. “Code” means the Internal Revenue Code of 1986, as amended.

1.18. “Confidential Information” means any information that one party discloses, directly or indirectly, to the other party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, and any other information that should be reasonably understood by the receiving party to be the confidential or proprietary information of the disclosing party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving party, (ii) rightfully known by the receiving party without obligation of confidentiality to any third party prior to receipt of same from the disclosing party, (iii) independently developed by the receiving party without using any Confidential Information of the disclosing party, and (iv) generally made available by the disclosing party without obligation of confidentiality.

1.19. “Consulting Agreement” means that certain consulting agreement dated as of the Closing Date between John Rosatti and Purchaser to be in the form to be mutually agreed upon by the Purchaser and Mr. Rosatti.

1.20. “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, franchise agreements, sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective assets are bound, including any entered into by the Company in compliance with Section 7.1 after the date hereof and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company’s dominion or control.

1.21. “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.22. “DGCL” means the Delaware General Corporation Law.

1.23. “DLLCA” means the Delaware Limited Liability Company Act.

1.24. [Intentionally Omitted]

1.25. “Earnout” has the meaning set forth in Section 3.1(g).

1.26. “Earnout Share Consideration” means all of the Purchaser Common Stock issued in accordance with Section 3.1(g).

1.27. “Effective Time” has the meaning set forth in Section 2.2.

1.28. “Employment Agreements” means the separate employment agreements between Purchaser and each of the Key Employees, in the forms to be mutually agreed to by the Purchaser and the Company.

1.29. “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.30. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.31. “Escrow Agent” means Continental Stock Transfer & Trust Company.

1.32. “Escrow Agreement” means the agreement in the form attached hereto as Exhibit A between the Members’ Representative, Escrow Agent and the Purchaser with respect to the Escrow Shares.

1.33.  “Escrow Shares” means 943,396 of Closing Payment Shares (valued at $10.60 per share).

1.34. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.35. “Executive Chairman Employment Agreement” means the employment agreement between Purchaser and Ophir Sternberg to serve as Executive Chairman for a five-year term, in the form to be mutually agreed to by the Purchaser, the Company and Mr. Sternberg.

1.36. “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.37. “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.38.  “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.39. “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.40. “Interests” has the meaning set forth in the recitals to this Agreement.

1.41. “Inventory” is defined in the UCC.

1.42. “IPO” means the initial public offering of the Purchaser pursuant to a prospectus dated March 13, 2018 (the “Prospectus”).

1.43. “JR Trust Entities” means the entities set forth on Schedule 1.43, including without limitation, the entities that own the Intellectual Property of the Business, including without limitation the trademarks, and other brand attributes.

1.44. “knowledge of the Company” or any other similar knowledge qualification, means the actual knowledge of John Rosatti, Bryan McGuire, Ross Goldstein Charlie Guzzetta, and Nick Raucci.

1.45. “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.46. “Leases” means the leases with respect to the stores, warehouses and parking lots leased by the Company at the locations as set forth on Schedule 1.43 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.47. “Legal Requirement” means, with respect to any Party, all applicable laws, statutes, rules, regulations, codes, ordinances, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of such Party or its Subsidiaries and the operations thereof.

1.48. “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.49.  “Lock-Up Agreements” means the Lock-Up Agreements in the form attached hereto as Exhibit B between Purchaser and each of the Members, pursuant to which 4,716,981 Closing Payment Shares issuable in the aggregate to the Members will be locked up until the earlier of (i) six months after the Closing Date, or (ii) if subsequent to the Closing Date, Purchaser consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Purchaser’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. For the avoidance of doubt, in the event the Cash Consideration in the amount of $20,000,000 is paid in shares of the Purchaser Common Stock, such shares shall not be subject to the Lock-Up.

1.50. “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect, individually or in the aggregate, upon the assets, liabilities, financial condition, prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business; provided, however, that Material Adverse Effect or Material Adverse Change shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (ii) any change, effect or circumstance resulting from the announcement of this Agreement; or (iii) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God (including any pandemic and any governmental response thereto).

1.51. “Nasdaq” means the Nasdaq Capital Market.

1.52. “Operating Agreement” means the Limited Liability Company Operating Agreement of the Company dated May 20, 2015.

1.53.  “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.54. “Parties” means the parties to this Agreement.

1.55. “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, (C) not resulting from a breach, default or violation by the Company of any Contract or Law, and (D) the Liens set forth on Schedule 1.52.

1.56. “Permitted Transfer” means the transfer by a Member of Interests as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member; provided that in the case of any transfer or distribution each donee or distributee shall sign and deliver a Lock-Up Agreement.

1.57. “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.58. “Promissory Notes” means the promissory notes that have been and will be included as related party liabilities on the balance sheet set forth in the Purchaser Financial Statements.

1.59. “Proxy Statement” has the meaning set forth in Section 9.3(a).

1.60. “Public Stockholders” means the shareholders of Purchaser Public Shares.

1.61. “Purchase Price” has the meaning set forth in Section 3.1.

1.62. “Purchaser Common Stock” means the common stock, par value $0.0001 per share of Purchaser.

1.63.  “Purchaser Financial Statements” means the audited consolidated financial statements of the Purchaser as of and for the fiscal years ended December 31, 2018 and 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, and (ii) reviewed financial statements for the three month periods ended March 31, 2020 and 2019, consisting of the reviewed consolidated balance sheets as of such dates, the reviewed consolidated income statements for the three (3) month periods ended on such dates, and the reviewed consolidated cash flow statements for the three (3) month periods ended on such dates.

1.64. “Purchaser Private Warrants” means each warrant issued in private placements at the time of the consummation of the IPO, entitling the holder thereof to purchase one share of Purchaser Common Stock at an exercise price of $11.50 per share.

1.65. “Purchaser Public Shares” means the Purchaser Common Stock issued in the Purchaser’s IPO and any securities into which such Purchaser Common Stock are converted or for which such Purchaser Common Stock are exchanged.

1.66. “Purchaser Public Warrants” means one warrant that was included as part of each Purchaser Unit, entitling the holder thereof to purchase one share of Purchaser Common Stock at an exercise price of $11.50 per share.

1.67. “Purchaser Redemption Price” means the price per share payable to those holders of Purchaser Public Shares who elect to redeem their Purchaser Common Stock pursuant to Purchaser’s Certificate of Incorporation.

1.68. “Purchaser Unit” means a unit of the Purchaser comprised of (a) one share of Purchaser Common Stock, and (b) one Purchaser Public Warrant.

1.69. “Purchaser UPO” means the option issued to Early Bird Capital, Inc. (and/or its designee) to purchase up to an aggregate of 750,000 Purchaser Units at a price of $10.00 per Purchaser Unit.

1.70. “Purchaser Warrant” shall mean each Purchaser Private Warrant and Purchaser Public Warrant.

1.71. “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.72. “Registration Rights Agreement” means the agreement in the form attached hereto as Exhibit C governing the resale of the Closing Payment Shares, and the other securities included in the Registration Rights Agreement.

1.73. “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.74. “SEC” means the Securities and Exchange Commission.

1.75. “Securities Act” means the Securities Act of 1933, as amended.

1.76. “Standstill Letter” means the letter agreement in the form to be mutually agreed upon between the Purchaser and the Members, and the Purchaser and Mr. Ophir Sternberg whereby the Members as a group, and Mr. Sternberg individually, each agree to beneficially own no more than forty-nine percent (49%) of the Purchaser Common Stock, at any time before or after the Closing.

1.77. “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

1.78. “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.79. “Target Working Capital” means $1,000,000.

1.80. “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.81.  “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.82. “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.83.  “Trading Day” means a day on which the principal Trading Market is open for trading.

1.84. “Trading Market” means any of the following markets or exchanges on which the Purchaser Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

1.85. “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.86. “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

ARTICLE II
ACQUISITION

2.1 Acquisition. Subject to the terms and conditions of this Agreement, at the Closing, Members shall, in consideration of the Purchase Price, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Members, all rights, title and interest in and to the Interests, free and clear of all Liens.

2.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition (the “Closing”) shall take place electronically or at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, at 10:00 a.m. local time but shall be deemed to have occurred for all purposes as of 12:01 a.m. local time (the “Effective Time”), no later than two Business Days after the last of the conditions to Closing set forth in Article XI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) but no later than November 1, 2020, or at such other time, date and location as the Purchaser and the Company agree to in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.3 Closing Deliveries. At or prior to the Closing:

(a) Purchaser shall:

(i) pay the Escrow Shares to the Escrow Agent to be held pursuant to the Escrow Agreement;

(ii) pay the Cash Consideration and the Closing Payment Shares (less the Escrow Shares) in accordance with the provisions set forth in Section 3.1;

(iii) deliver to the Members’ Representative the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;

(iv) deliver to the Key Employees the Employment Agreements, duly executed by Purchaser;

(v) deliver to Ophir Sternberg the Executive Chairman Employment Agreement, duly executed by Purchaser;

(vi) deliver to John Rosatti the Consulting Agreement, duly executed by Purchaser;

(vii) deliver to Global Capital USA a commission agreement in form and substance mutually acceptable to Purchaser and Members’ Representative,

(viii) deliver to the Members the Voting Agreement, the Registration Rights Agreement and the Lock-Up Agreements, duly executed by Purchaser and the other parties thereto;

(ix) deliver resignations effective as of the Closing Date of all of Purchaser’s officers and directors who are not appointed in accordance with Section 9.12;

(x) a certificate of good standing, dated not more than five (5) days prior to the Closing Date, with respect to the Purchaser, issued by the appropriate government official of the Company’s jurisdiction of organization;

(xi) evidence of the termination of agreements between the Purchaser and any of its directors or officers, except for agreements that provide for continuing obligations of the Purchaser to its directors or officers after the Closing, reasonably satisfactory to the Members’ Representative; and

(xii) evidence reasonably satisfactory to the Company showing an aggregate amount of at least $15,000,000 in cash held by the Purchaser immediately prior to Closing in accordance with Section 10.3(e).

(b) The Company or Members, as applicable, shall deliver to Purchaser each of the following (each in a form reasonably satisfactory to Purchaser):

(i) membership interest powers or other instruments of transfer duly executed in blank with respect to the Interests, duly executed in blank;

(ii) a certificate of good standing, dated not more than five (5) days prior to the Closing Date, with respect to the Company, issued by the appropriate government official of the Company’s jurisdiction of organization;

(iii) an IRS Form W-9 and a certificate pursuant to Treasury Regulations Section 1.1445-2(b), executed by each Member, certifying that such Member is not a foreign person within the meaning of Section 1445 of the Code;

(iv) the Escrow Agreement, duly executed by the Members’ Representative;

(v) the Voting Agreement, the Registration Rights Agreement and the Lock-Up Agreements, duly executed by the Members;

(vi) the Assignment and Assumption Agreements of the JR Trust Entities to the Purchaser, duly executed by Mr. Rosatti and such other members, if any, of the entities; and

(vii) the Standstill Agreement, duly executed and delivered to Members.

2.4  Post-Closing Board of Directors. Immediately after the Closing, the Purchaser’s board of directors will consist of five directors, including Ophir Sternberg, as Executive Chairman, and A.J. Acker as a director, and three other directors selected by Mr. Sternberg, in his reasonable discretion, and approved by Members’ Representative, such approval not to be unreasonably withheld, in accordance with Section 9.12 (the “Post-Closing Board of Directors”), who will be appointed prior to the earlier of (i) August 15, 2020, or (ii) the date on which Purchaser responds to the first round of SEC comments to the Proxy Statement. At least a majority of the Post-Closing Board of Directors shall qualify as independent directors under the Securities Act and the rules of any applicable Trading Market, and. The parties to this Agreement shall enter into a two (2) year voting agreement (the “Voting Agreement”) in form agreed to by the parties hereto relating to election of directors of the Purchaser.

2.5 Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, Purchaser, the Company or the Members’ Representative shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement or any Additional Agreement, such amounts as Purchaser, the Company or the Members’ Representative, as the case may be, are required to withhold and pay over to the applicable Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and paid over, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

2.6 Rights Not Transferable. The rights of the Members holding Interests as of immediately prior to the Effective Time with regard to such Interests are personal to each such Member and shall not be assignable or otherwise transferable for any reason (except for Permitted Transfers). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

2.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.8 Taxes. Each of the parties acknowledge and agree that each such party and each of the Members of the Company (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes.

ARTICLE III
PURCHASE PRICE

3.1 Payment of Purchase Price. The “Purchase Price” shall consist of the sum of (i) the Cash Consideration, (ii) the Closing Payment Shares (less the Escrow Shares), (iii) the Escrow Shares, (iv) any Post-Closing Adjustment (which may be a positive or negative number), and (v) the Earnout, payable as follows:

(a) Cash Consideration. Purchaser shall pay the Cash Consideration to each Member on the Closing Date in accordance with Schedule 1.10. Notwithstanding anything to the contrary, notwithstanding the definition of Cash Consideration, although Purchaser may $20,000,000 of the Cash Consideration in Purchaser Common Stock, it shall, in good faith, use reasonable best efforts, in light of market conditions, to maximize the amount of cash payable as part of the Cash Consideration to the Members.

(b) Closing Payment Shares. Subject to and upon the terms and conditions set forth in this Agreement, in addition to the Cash Consideration, the Purchaser shall issue to the Members the Closing Payment Shares (less the Escrow Shares), which shall be fully paid and free and clear of all Liens other than applicable securities Law restrictions and the Lock-Up Agreements. Each Member shall receive the number of Closing Payment Shares (less the Escrow Shares) opposite such Member’s name on Schedule 1.10.

(c) Escrow Shares. The Company and the Members hereby authorize Purchaser to deliver the Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Escrow Agreement. The number of Escrow Shares to be allocated among the Members and held by the Escrow Agent pursuant to the Escrow Agreement is set forth opposite each Member’s name on Schedule 1.10.

(d) No Issuance of Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Acquisition, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share.

(e) Legend. Each certificate issued pursuant to the Acquisition to any Member shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Common Stock:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

(f) Working Capital Adjustments.

(i) Within 60 calendar days after the Closing Date, Purchaser shall prepare and deliver to Members’ Representative a statement setting forth its good faith calculation of the Closing Working Capital (the “Closing Working Capital Statement”), which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), with significant detail substantially similar to the financial statements provided to Purchaser, including a calculation of the Closing Working Capital (the “Closing Working Capital Statement”).

(ii) Subject to the provisions of this Section 3.1(f), the post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Target Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Purchaser shall pay to Members an amount equal to the Post-Closing Adjustment at its option in cash or shares of Purchaser Common Stock, valued at $10.60 per share. If the Post-Closing Adjustment is a negative number, Members shall pay to Purchaser an amount equal to the Post-Closing Adjustment by surrendering to Purchaser shares of Purchaser Common Stock with a value of the Post-Closing Adjustment amount, value at $10.60 per share, rounded down to the nearest whole-number.

(iii) After receipt of the Closing Working Capital Statement, Members’ Representative shall have 30 calendar days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Members’ Representative and its advisors shall have full access to the books and records of Purchaser and the Company, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Working Capital Statement as Members’ Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Purchaser or the Company.

(iv) On or prior to the last day of the Review Period, Members’ Representative may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth Members’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Members’ Representative’s disagreement therewith (the “Statement of Objections”). If Members’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Members. If Members’ Representative delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Members’ Representative, on behalf of the Members, shall negotiate in good faith to resolve such objections within 30 calendar days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Members’ Representative, shall be final and binding.

(v) If Members’ Representative and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Berkowitz Pollack Brant or if Berkowitz Pollack Brant is unable to serve, Purchaser and Members’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Members’ Accountants or Purchaser’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(vi) Members and Purchaser shall each pay one-half of the fees and expenses of the Independent Accountants.

(vii) The Independent Accountants shall make a determination as soon as practicable within 30 calendar days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(viii) Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 3.1(f)(v) above; and (B) be paid by wire transfer of immediately available funds to such accounts as is directed by Purchaser or Members’ Representative, as the case may be.

(A) Any payments made pursuant to Section 3.1(f) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(g) Earnout Payment. The Members shall be entitled to receive additional consideration (the “Earnout Share Consideration”) on a pro-rata basis based on their ownership percentages in the Company as set forth on Schedule 1.10 as follows (each an “Earnout Tranche”):

(A) If, prior to the second anniversary of the Closing Date, the last reported closing price of Purchaser Common Stock on the Trading Market in any 20 Trading Days within any consecutive 30 Trading Day period is greater than or equal to $19.00 per share, then Purchaser shall promptly (and in any event within five (5) Business Days) issue to Members 3,947,368 shares of Purchaser Common Stock, based on a deemed price of $19.00 per share.

(B) If, prior to the third anniversary of the Closing Date, the last reported closing price of Purchaser Common Stock on the Tradition Market in any 20 Trading Days within any consecutive 30 Trading Day period is greater than or equal to $22.00 per share, then Purchaser shall promptly (and in any event within five (5) Business Days) issue to Members 3,409,091 additional shares of Purchaser Common Stock, based on a deemed price of $22.00 per share.

(C) If, prior to the third anniversary of the Closing Date (the period between the Closing Date and the third anniversary of the Closing Date is hereinafter referred to as the “Earnout Period”), the last reported closing price of Purchaser Common Stock on the Trading Market in any 20 Trading Days within any consecutive 30 Trading Day prior is greater than or equal to $25.00 per share, then Purchaser shall promptly (and in any event within five (5 Business Days) issue to Members 2,000,000 additional shares of Purchaser Common Stock, based on a deemed price of $25.00 per share.

(D) The Earnout Share Consideration payable with respect to each Earnout Tranche, if issued, shall be subject to a lockup for a period of six months from the date of such Earnout Tranche is earned (provided that the Members shall be permitted to undertake block trades during each such lockup period) and (ii) undertake other transfers during the lock up period permitted by Section 2 of the Lockup Agreements. The terms and conditions of the lock-up for the Earnout Share Consideration shall be set forth in the Lock-Up Agreement.

(E) Notwithstanding the foregoing, the Members shall only be entitled to receive the Earnout Share Consideration from one Earnout Tranche in any twelve-month period. If the Purchaser Common Stock trades at prices that satisfy the requirements of more than one of the Earnout Tranches provided for in subsections (A), (B) or (C) of this subsection 3.1(g) during a twelve month period, the Members shall, instead, receive a single Earnout Tranche for such twelve-month period, which Earnout Tranche shall be selected by the Members’ Representative, in its sole discretion. During the remainder of the Earnout Period, the Members will be eligible to receive the remaining Earnout Tranches, provided the Purchaser Common Stock trades at prices that meet the requirements of the remaining Earnout Tranches set forth in subsections (A), (B) and (C). By way of example, if the stock price exceeds $25.00 within the first year after the Closing, the Members would not be entitled to receive all of the Earnout Share Consideration for all of the Earnout Tranches, and, instead, the Members’ Representative could select, on behalf of the Members, to receive any one of the Earnout Tranches provided for in any one of subsections (A), (B) or (C) of this subsection 3.1(g), and, if the Members’ Representative, for example, selects Earnout Tranche (C), the Members would remain eligible to receive the Earnout Tranches provided for in subsections (A) and (B) if the Purchaser Common Stock trades at levels required by such subsections during the remaining Earnout Period. Any if in the next twelve month period the stock prices exceeds $22.00, the Members’ Representative could select, on behalf of the Members, to receive either Earnout Tranche provided for in either subsections (A) or (B), and, if Chooses Earnout Tranche (A), the Members will remain eligible to receive Earnout Tranche (B) of the stock trades at prices that satisfy the requirements of subsection (B).

(h) Purchaser shall use its commercially reasonable efforts to list any Purchaser Common Stock issued pursuant to Section 3.1(g) on the Nasdaq.

(i) All share and per share amounts shall be proportionally adjusted for splits, dividends, and similar events.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and those other Sections and subsections for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure), the Company and each of the Members hereby represents and warrants to Purchaser as follows:

4.1 Corporate Existence and Power. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is not qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 4.1, and there is no other jurisdiction in which the character of the property owned or leased by the Company or the nature of its activities make qualification of the Company in any such jurisdiction necessary, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has offices located only at the addresses set forth on Schedule 4.1. The Company has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the powers of the Company, and have been duly authorized by all necessary action on the part of the Company, including the unanimous approval of the Members. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms.

4.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority requiring a consent, approval, authorization, order or other action of or filing with any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, (c) except for the Contracts listed on Schedule 4.11 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Interest or any of the Company’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Interest or any of the Company’s assets, (e) cause a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit or Contract binding upon the Company, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets.

4.5 Capitalization. The Company was formed in the State of Delaware on January 27, 2011. All of the membership interests of the Company have been issued to the Members and other than the Interests, no other equity securities of the Company have been issued and other than as contemplated hereby, there are no agreements by the Company to issue any of its equity securities. The Interests issued to the Members have been validly issued, are fully paid and nonassessable and are owned by the Members free and clear of any Lien. For the avoidance of doubt, the Company does not have any stock options or any securities convertible into membership interest of the Company.

4.6 Certificate of Formation; Operating Agreement. Copies of (a) the certificate of formation of the Company, as certified by the Secretary of State of the State of Delaware, and (b) the Operating Agreement of the Company, as certified by the secretary of the Company, have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments in effect on the date hereof. The Company has not taken any action in violation or derogation of its Certificate of Formation or Operating Agreement.

4.7 Corporate Records. All proceedings occurring since January 1, 2018 of the Members and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company. The membership list and transfer books of the Company are complete and accurate. The membership list, transfer books and minute book records of the Company relating to all issuances and transfers of Interests by the Company, and all proceedings of the Members of Company since January 1, 2018 have been made available to Purchaser, and are the original membership lists and transfer books and minute book records of the Company or true, correct and complete copies thereof.

4.8 Third Parties. Other than the Persons listed on Schedule 4.8, the Company is not Controlled by any Person and, other than the Persons listed on Schedule 4.8, the Company is not in Control of any other Person. Except as set forth on Schedule 4.8, to the Company’s knowledge, no Key Employees (a) engage in any business, except through the Company, or are employees of or provide any service for compensation to, any other business concern or (b) own any equity security of any business concern, except for publicly traded securities not in excess of 5% of the issued and outstanding securities with respect to such publicly traded securities. Schedule 4.8 lists each Contract to which the Company, on the one hand, and any Member beneficially owning more than 10% of the Interests of the Company, or any affiliate of such a Member (collectively, a “10% Member”), on the other hand, is a party. No Member or any Affiliate of a Member (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that the Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Company’s assets, or (ii) have engaged in any transactions with the Company. Schedule 4.8 sets forth a complete and accurate list of the Affiliates of the Company and the ownership interests in the Affiliate of the Company and each Member.

4.9 Assumed Names. Schedule 4.9 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement, used by the Company, including names on any websites. Since January 1, 2018, the Company has not used any name other than the names listed on Schedule 4.9 to conduct the Business. The Company has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

4.10 Subsidiaries.

(a) Except as set forth on Schedule 4.10, the Company does not currently own and within the past five (5) years has not owned directly or indirectly, securities or other ownership interests in any other entity. The Company owns 100% of the issued and outstanding capital stock and securities of each Person listed on Schedule 5.10. None of the Company or any of its Subsidiaries is a party to any agreement relating to the formation of any joint venture, association or other entity.

(b) Each Subsidiary is either a corporation or limited liability company duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.10. Each Subsidiary has all power and authority, corporate and otherwise, and all material governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. No Subsidiary is qualified to do business as a foreign entity in any jurisdiction, except as set forth by its name on Schedule 4.10, and there is no other jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Each Subsidiary has offices located only at the addresses set forth by its name on Schedule 4.10. No Subsidiary has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.11 Consents. The Contracts listed on Schedule 4.11 are the only Contracts binding upon the Company or by which any of the Interest or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.12 Financial Statements.

(a) Schedule 4.12 includes (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2018 and 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, and the corresponding notes to such consolidated financial statements (collectively, the “Company Financial Statements” and the balance sheet as of December 31, 2019 included therein, the “Balance Sheet”)).

(b) The Company Financial Statements have been prepared on an accrual basis in conformity with U.S. GAAP applied on a consistent basis but have not been prepared in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company Financial Statements are complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements (i) were prepared from the Books and Records of the Company; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; (and (iii) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Company has delivered to Purchaser complete and accurate copies of all “management letters” received by it from its accountants and all responses during the last five (5) years by lawyers engaged by the Company to inquiries from its accountant or any predecessor accountants.

(c) Except as specifically disclosed, reflected or fully reserved against on the Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Balance Sheet, there are no material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company.

(d) The Balance Sheet included in the Company Financial Statements accurately reflects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth in the Company Financial Statements or on Schedule 4.12, the Company does not have any Indebtedness.

4.13 Books and Records. The Company shall make all Books and Records of the Company available to Purchaser for its inspection and shall deliver to Purchaser complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Purchaser otherwise has requested within ten (10) days from the date hereof. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company are accurate, complete, and authentic in all material respects.

(a) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company and which is not located at the relevant office.

4.14 Absence of Certain Changes. Since the date of the Balance Sheet (the “Balance Sheet Date”), the Company has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Effect with regard to the Company;

(b) any material transaction or Contract entered into, or commitment made, by the Company relating to the Business, or any of the Company’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company of any Contract or other right, in any case other than transactions, Contracts, commitments and relinquishments (X) in the ordinary course of business consistent with past practices or (Y) contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any membership interests in the Company; (ii) any issuance by the Company of membership interests in the Company, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company of any outstanding Interests or other membership interests;

(d) (i) any creation or other incurrence of any Lien other than Permitted Liens on the Interests or any of the Company’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company other than in the ordinary course of business consistent with past practices;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company;

(f) material increase in benefits payable by the Company under any existing severance or termination pay policies or employment agreements; any material employment, deferred compensation or other similar agreement (or materially amended any such existing agreement) entered into by the Company with any director, officer, manager or employee of the Company; any material bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, manager or employee of the Company established, adopted or amended (except as required by law) by the Company; or any material increase in any compensation, bonus or other benefits payable to any director, officer, manager or employee of the Company, other than increases to non-officer employees in the ordinary course of business consistent with past practices;

(g) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

(h) any material sale, transfer, lease to others or otherwise disposition of any of its assets by the Company except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i) (i) any amendment to or termination of any Material Contract, (ii) any material amendment to any material license or material permit from any Authority held by the Company, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii) of this subsection (i); and (iv) a material default by the Company under any Material Contract, or any material license or material permit from any Authority held by the Company;

(j) any capital expenditure by the Company in excess in any fiscal month of an aggregate of $100,000 or entering into any lease of capital equipment or property by the Company under which the annual lease charges exceed $100,000 in the aggregate by the Company;

(k) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property;

(l) any material loan of any monies to any Person or guarantee of any obligations of any Person by the Company;

(m) any material change in the accounting methods or practices (including, without limitation, any material change in depreciation or amortization policies or rates) of the Company or any material revaluation of any of the assets of the Company;

(n) any amendment to the Company’s organizational documents, or any engagement by the Company in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(p) any material Tax election made by the Company outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company; any annual Tax accounting period changed by the Company; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company; or any right to claim a material Tax refund surrendered by the Company; or

(q) any commitment or agreement to do any of the foregoing.

Since the Balance Sheet Date through and including the date hereof, the Company has not taken any action nor has any event occurred which would have violated the covenants of the Company set forth in Article IX herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

4.15 Properties; Title to the Company’s Assets.

(a) The items of Tangible Personal Property have no known defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. Schedule 5.15(a) sets forth a description and location of each item of the Tangible Personal Property.

(b) The Company has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet or acquired after March 31, 2020. No such asset is subject to any Liens other than Permitted Liens. The Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, reasonably necessary for the Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.16 Litigation. There is no Action (or any basis therefore) pending against, or to the knowledge of the Company, threatened against or affecting, the Company, any of its officers or directors, the Business, or any Interests, or any of the Company’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company. The Company is not, and has not been in the past five (5) years, subject to any proceeding with any Authority

4.17 Contracts.

(a) Schedule 4.17(a) lists all material executory Contracts, oral or written (collectively, “Material Contracts”), to which the Company is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $150,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation of at least $150,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, franchise agreements, limited liability company and partnership agreements to which the Company is a party;

(v) all Contracts relating to any acquisitions or dispositions of assets by the Company other than the purchase of inventory in the ordinary course;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(vii) all Contracts relating to secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company or substantially limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to the Company to which any 10% Member is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $10,000 per month;

(xii) all Contracts relating to outstanding Indebtedness of the Company, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xiii) any Contract relating to the voting or control of the equity interests of the Company or the election of managers of the Company (other than the Organizational Documents of the Company);

(xiv) any Contract not cancellable by the Company with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $50,000 per the terms of such contract;

(xv) any Contract that can be terminated, or the provisions of which are altered (other than the Organizational Documents of the Company), as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company is a party; and

(xvi) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company’s assets. No Contract (i) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company shall, within 30 days of the date hereof, provide to Purchaser true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract.

(c) None of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) The Company is in material compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.18 Insurance. Schedule 4.18 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than the Company to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Company or its employees (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or default thereunder. The Company believes such insurance policies, in light of the nature of the Company’s business, assets and properties, are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties. Neither the Company, nor, to the knowledge of the Company, the Person to whom such policy has been issued, has received notice that any insurer under any policy referred to in this Section 4.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Within the last two (2) years the Company has not filed for any claims exceeding $100,000 against any of its insurance policies, exclusive of automobile and health insurance policies. The Company has not received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and does not have any reason to believe that any insurance coverage listed on Schedule 4.18 will not be available in the future on substantially the same terms as now in effect.

4.19 Licenses and Permits. Schedule 4.19 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.19, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has all Permits reasonably necessary to operate the Business.

4.20 Compliance with Laws. The Company is not in violation of, has not violated, and to the Company’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor, to the Company’s knowledge, is there any basis for any such charge and within the last 24 months the Company has not received any subpoenas by any Authority.

(a) Without limiting the foregoing paragraph, the Company is not in violation of, has not violated, and to the Company’s knowledge is not under investigation with respect to nor, to the Company’s knowledge, has it been threatened or charged with or given notice of any violation of any provisions of:

(i) any Law applicable due to the specific nature of the Business;

(ii) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(iii) any comparable or similar Law of any jurisdiction; or

(iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

4.21 Intellectual Property.

(a) Schedule 4.21 sets forth a true, correct and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b) Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company.

(c) The current use by the Company of the Intellectual Property Rights does not infringe, and the use by the Company of the Intellectual Property Rights after the closing will not infringe, the rights of any other Person. Any Intellectual Property Rights used by the Company in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company immediately prior to the Closing to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing.

(f) The Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all material trade secrets and other items of material Company Intellectual Property that are confidential and all other material confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business.

4.22 Customers, Suppliers and Franchisees.

(a) Schedule 4.22(a) sets forth a list of the Company’s ten (10) largest customers, suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s December 31, 2018 and 2019 fiscal years, and franchisees measured by annual revenues, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, and annual revenues of each such franchisee during each such period.

(b) No supplier, customer or franchisee listed on Schedule 4.22(a) has (i) terminated its relationship with the Company, (ii) materially reduced its business with the Company or materially and adversely modified its relationship with the Company, (iii) notified the Company in writing of its intention to take any such action, or (iv) to the knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

4.23 Accounts Receivable and Payable; Loans.

(a) All accounts receivable and notes of the Company reflected on the Company Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company’s knowledge, all accounts, receivables or notes are (subject to any applicable reserve set forth in the Company Financial Statements) good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 4.23(c) separately identifies any and all accounts, receivables or notes of the Company which are owed by any Affiliate of the Company. Except as set forth on Schedule 4.23(c) or the Company Financial Statements, the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.24 Pre-payments. The Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business or except as set forth in the Company Financial Statements.

4.25 Employees.

(a) Schedule 4.25(a) sets forth a true, correct and complete list of the ten (10) highest paid employees and independent contractors of the Company as of December 31, 2019, including the name, department, title, employment or engagement commencement date, current salary or compensation rate for each such person and total compensation (including bonuses) paid to each such person for the fiscal year ended December 31, 2019. Unless indicated in such list, no salaried employee or independent contractor included in such list (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with the Company, or (iii) has received written notice of such termination from the Company. To the knowledge of the Company, no Key Employee intends to terminate his or her relationship with the Company within six (6) months following the Closing Date. Schedule 4.25(a) sets forth all proceedings, governmental investigations or administrative proceedings of any kind against the Company of which the Company has been notified regarding its employees or employment practices, or operations as they pertain to conditions of employment within two (2) years preceding the date of this Agreement.

(b) The Company is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company, non-competition agreement restricting the activities of the Company, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company.

(c) Except as set forth in Schedule 4.25(c), there are no material pending or, to the knowledge of the Company, threatened claims or proceedings against the Company under any worker’s compensation policy or long-term disability policy.

(d) Except as would not have a Material Adverse Effect, the Company has properly classified all of its employees as exempt or non-exempt.

4.26 Employment Matters.

(a) Schedule 4.26(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company now in effect or under which the Company has or might have any obligation, or any understanding between the Company and any employee concerning the terms of such employee’s employment that does not apply to the Company’s employees generally (collectively, “Labor Agreements”). The Company has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company, and complete and correct information concerning the Company’s employees, including with respect to the (i) name, residence address, and social security number; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable). Schedule 4.26(a) sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of the Company.

(b) Except as disclosed on Schedule 4.26(b):

(i) all employees of the Company are employees at will, and the employment of each employee by the Company may be terminated immediately by the Company, as applicable, without any cost or liability except severance in accordance with the Company’s standard severance practice as disclosed on Schedule 4.26(b);

(ii) to the best knowledge of the Company, no employee of the Company has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii) to the best knowledge of the Company, no employee of the Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv) the Company is not a party to any collective bargaining agreement, does not have any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Company.

(c) The Company has complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Company in the United States or his or her permanent employment by the Company. No present or former employee, officer, director or manager of the Company has, or will have at the Closing Date, any claim against the Company for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

4.27 Withholding. All obligations of the Company applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Company Financial Statements. All reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company as they become due in the ordinary course.

4.28 Employee Benefits and Compensation.

(a) Schedule 4.28 sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company at any time during the 7-calendar year period immediately preceding the date hereof and/or with respect to which the Company could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is and has been maintained in substantial compliance with all applicable laws, including but not limited to ERISA, and has been administered and operated in all material respects in accordance with its terms.

(b) Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c) Neither the Company nor to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

(d) No individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transactions contemplated hereby. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Company, threatened, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

(e) No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f) There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(g) The Company has not made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 4.28, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h) The Company does not have any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A(a) of the Code, or any plan, arrangement or agreement that is subject to Section 409A(b) of the Code.

(i) With respect to each Plan, the Company has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (vii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

4.29 Real Property.

(a) Except as set forth on Schedule 4.29, the Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.29, free and clear of all Liens. To the Company’s knowledge, the Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to the Leases: (i) they are valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessees have been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessees’ obligations thereunder have been granted by the lessors; (v) there exists no default or event of default thereunder by the Company or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company holds the leasehold estate on the Leases free and clear of all Liens, except for Permitted Liens and Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the leased properties, none of which are subleased or assigned to another Person. The Leases lease all useable square footage of the premises located at the leased Real Property locations. The Company does not owe any brokerage commission with respect to any Real Property.

4.30 Accounts. Schedule 4.30 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.31 Tax Matters. Except as set forth in Schedule 4.31:

(i) The Company has duly and timely filed all Tax Returns (taking into account all available extensions) in all jurisdictions in which Tax Returns are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on any Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects and disclose all material Taxes required to be paid; (iii) there is no Action, pending or proposed or, to the best knowledge of the Company, threatened, with respect to Taxes of the Company or for which a Lien may be imposed upon any of the Company’s assets (other than liens for Taxes not yet due and payable) and, to the Company’s knowledge, no basis exists therefor; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, equityholders (including the Members) or other third parties, and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vi) none of the assets of the Company is required to be treated as owned by another Person for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (vii) none of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision) (viii) there is no Lien for Taxes upon any of the assets of the Company (other than liens for taxes not yet due and payable); (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to the Company; (x) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction; (xi) the Company has provided to Purchaser true, complete and correct copies of all income Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after March 31, 2015; (xii) the Company is not, and has ever been, a party to any Tax sharing, Tax allocation or Tax indemnity Contract; (xiii) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) installment sale or open transaction disposition made on or prior to the Closing Date; or (d) prepaid amount received for a Tax period ending on or prior to the Closing Date; (xiv) the Company is and has never been included in any consolidated, combined or unitary Tax Return; (xv) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of the Company or the assets of the Company, no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company; and to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company for any other period; (xvi) the Company is not a party to any Contract for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the Company by reason of Section 162 or 404 of the Code; and (xvii) during the last two years, the Company has not engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xviii) except with respect to the taxation of the Company as a partnership for federal income Tax purposes, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party and that is reasonably likely to be treated as a partnership for federal income Tax purposes; (xix) the Company is and has been at all times since its formation treated as a partnership for federal income Tax purposes and for all similar or corresponding state and local income Tax purposes; (xx) the Company is not currently, and will not for any period for which a Tax Return has not been filed be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 263A of the Code (or any corresponding provisions of state, local or foreign Law) as a result of transactions, events or accounting methods employed prior to the transactions contemplated by this Agreement; (xxi) the Company has disclosed on its Tax Returns any Tax reporting position taken which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law); (xxii) the Company has not consummated, entered into or participated in, and is not currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder; (xxiii) the Company has not participated in, and is not currently participating in (a) a “Listed Transaction” or a “reportable transaction” (within the meaning of Section 6707A of the Code or Treasury Regulations §1.6011-4 or any predecessor thereof) or any transaction requiring disclosure under a corresponding provision of state, local, or foreign Law and (b) any “nondisclosed noneconomic substance transaction” within the meaning of Section 6662(i)(2) of the Code; (xxiv) the Company has not been a party to a transaction that does not have economic substance within the meaning of Section 7701(a) of the Code or that fails to meet the requirements of any similar rule of law as used in Section 6662(b)(6) of the Code; and (xxv) the unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

4.32 Environmental Laws.

(a) The Company has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company has delivered to Purchaser all material records in its possession concerning the Hazardous Materials Activities of the Company and all environmental audits and environmental assessments in the possession or control of the Company of any facility currently owned, leased or used by the Company which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company.

(c) There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.33 Finders’ Fees. Other than as set forth on Schedule 4.33, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from Purchaser or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.34 Powers of Attorney and Suretyships. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.35 Managers. Schedule 4.35 sets forth a true, correct and complete list of all managers of the Company.

4.36 JR Trust Entities. The entities included on Schedule 1.43 reflect all of the entities owned directly, indirectly or as a joint venture partner, by John Rosatti that are engaged in the Business and/or that own Intellectual Property of the Company.

4.37 Certain Business Practices. Neither the Company, nor any director, officer, agent or employee of the Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company, nor any director, officer, agent or employee of the Company (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company) has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company or that could reasonably be expected to subject the Company to suit or penalty in any private or governmental litigation or proceeding.

4.38 Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.39 OFAC. Neither the Company, nor any director or officer of the Company (nor, to the knowledge of the Company, any agent, employee, affiliate or Person acting on behalf of the Company) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.40 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.41 Information Supplied. None of the information supplied or to be supplied by the Company and/or the Members expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Company and/or the Members).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MEMBERS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules, each Member, severally and not jointly, as to itself only, represents to the Purchaser as follows:

5.1 Ownership of Interests; Authority.

(a) Such Member has good and marketable title to such Member’s Interests free and clear of any and all Liens other than restrictions arising from federal and state securities laws and those contained in the Operating Agreement.

(b) Such Member has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Member is a party, to perform such Member’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If such Member is a trust, such Member is a trust validly existing and in good standing under the laws of the State of its formation. This Agreement and the Additional Agreements to which such Member is a party have been, or at Closing will be, duly executed and delivered by such Member and are, or upon their execution and delivery will be, valid and legally binding obligations of such Member, enforceable against such Member in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) Neither the execution and delivery by such Member of this Agreement and the Additional Agreements to which such Member is a party, nor the consummation by such Member of the transactions contemplated hereby and thereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which such Member is a party or by which such Member is bound, or (ii) result in the imposition of any Lien upon the Member’s Interests.

(d) Such Member is not a "foreign person" within the meaning of Section 1445 and 1446(f) of the Code.

5.2 Approvals. Except as contemplated by this Agreement, no consent, approval, waiver, authorization or novation is required to be obtained by such Member from, and no notice or filing is required to be given by such Member to or made by any Member with, any Authority or other Person in connection with the execution, delivery and performance by such Member of this Agreement and each of the Additional Agreements to which he, she or it is a party.

5.3 Non-Contravention. The execution, delivery and performance by such Member of this Agreement and each of the Additional Agreements, and the consummation of the transaction, do not and will not (a) violate any provision of the articles of incorporation, bylaws or other organizational documents of such Member if it is not a natural person, or (b) violate or result in a breach of or constitute a default under any Law, judgment, injunction, Order, decree or other restriction of any Authority to which such Member, or the Member’s Interests owned by such Member, is subject.

5.4 Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation pending or, to the knowledge of such Member, threatened, against such Member and such Member is not subject to any Order, writ, judgment, award, injunction or decree of any Authority of competent jurisdiction or any arbitrator in any such case that would prevent consummation of the transaction or materially impair the ability of such Member to perform its obligations hereunder.

5.5 Investment Representations.

(a) Such Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Reg. D”) promulgated under the Act. Such Member acknowledges that Purchaser has the right to require evidence of such Member’s status as an accredited investor, if necessary.

(b) Such Member acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and such Member represents that it, he or she, as the case may be, understands the highly speculative nature of an investment in Purchaser Common Stock which may result in the loss of the total amount of such investment.

(c) Such Member has adequate means of providing for such Member’s current needs and possible personal contingencies, and such Member has no need, and anticipates no need in the foreseeable future, for liquidity in such Member’s investment in the Purchaser Common Stock. Such Member is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, such Member is able to hold the Purchaser Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d) Except as otherwise set forth in Article VIII, Purchaser has not and is not making any representations or warranties to the Members or providing any advice or information to the Members. Such Member acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of an investment in the Purchaser Common Stock.

(e) Such Member understands and consents to the placement of a legend on any certificate or other document evidencing Purchaser Common Stock delivered to such Member pursuant to the terms of this Agreement stating that such Purchaser Common Stock has not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the Purchaser Common Stock pursuant to this Agreement:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUCH TRANSFER OR OTHER TRANSACTION (I) IS REGISTERED UNDER THE ACT OR (II) EXEMPT FROM SUCH REGISTRATION; PROVIDED, THAT IN CONNECTION WITH SUCH AN EXEMPT TRANSACTION (OTHER THAN IN CONNECTION WITH A TRANSFER PURSUANT TO RULE 144 UNDER THE ACT) THE ISSUER OF THE SHARES (THE “ISSUER”) MAY REQUEST AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company and the Members that, except as disclosed in the Purchaser SEC Documents:

6.1 Corporate Existence and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Purchaser has not entered into any definitive agreements with respect to any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

6.2 Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements and the consummation by the Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on the part of the Purchaser, including the Purchaser’s Board of Directors and shareholders to the extent required by the their organizational documents, the DGCL, any other applicable Law or any contract to which the Purchaser or any of its Affiliates is a party or by which or its securities are bound. This Agreement has been duly executed and delivered by each Purchaser Party and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of each Purchaser Party, enforceable against them in accordance with its terms.

6.3 Governmental Authorization. Other than as required under Delaware Law, or as otherwise set forth on Schedule 6.3, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4 Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements to which they are a party do not and will not, (i) provided that holders of fewer than the number of Purchaser Common Stock specified in the Purchaser’s organizational documents exercise their conversion rights with respect to the Acquisition, contravene or conflict with the organizational or constitutive documents of Purchaser, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser.

6.5 Finders’ Fees. Except for the Business Combination Fees, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser Party or its Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares. The Closing Payment Shares (including the Escrow Shares) and the Earnout Share Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

6.7 Capitalization.

(a) The authorized share capital of Purchaser consists of 100,000,000 shares of Purchaser Common Stock, and 10,000,000 preferred shares, par value $0.0001 per share, of which 7,863,069 shares of Purchaser Common Stock are issued and outstanding as of the date hereof and 0 preferred shares are issued and outstanding. 750,000 shares of Purchaser Common Stock are reserved for issuance upon the exercise of the Purchaser Units underlying the Purchaser UPO. In addition, 11,945,000 Purchaser Warrants are issued and outstanding as of the date hereof. All outstanding Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Purchaser’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s organizational documents, the Purchaser SEC Documents and Schedule 6.7, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Common Stock or any capital equity of the Purchaser. Other than as set forth in this Section 6.7(a) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Purchaser or obligating Purchaser to issue or sell any shares of capital stock of, or any other interest in, the Purchaser. The Purchaser does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in the Purchaser SEC Documents, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. There are no outstanding contractual obligations of the Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Purchaser has no Subsidiaries.

6.8 Information Supplied. None of the information supplied or to be supplied by any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents).

6.9 Trust Fund. As of the date of this Agreement, Purchaser has $48,406,524.17 in the trust fund established by Purchaser for the benefit of its Public Stockholders (the “Trust Fund”) in a trust account at J.P. Morgan Chase Bank, N.A (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of March 13, 2018, between the Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than the payment of the Business Combination Fees payable to Early Bird Capital, Inc. for deferred underwriting commissions as described in the Purchaser SEC Documents and holders of Purchaser Public Shares who shall have elected to redeem their Purchaser Common Stock pursuant to Purchaser’s Certificate of Incorporation), to any portion of the proceeds in the Trust Fund. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem Purchaser Common stock in accordance with the provisions of the Purchaser’s Certificate of Incorporation.

6.10 Listing. The Purchaser Units, Purchaser Common Stock and Purchaser Public Warrants are listed on Nasdaq, with trading tickers OPESU, OPES and OPESW. There is no action or proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of the Purchaser Units, Purchaser Common Stock and Purchaser Warrants on Nasdaq.

6.11 Reporting Company. The Purchaser is a publiclyheld company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of Purchaser Common Stock are registered pursuant to Section 12(b) of the Exchange Act. There is no legal proceeding pending or, to Purchaser’s knowledge, threatened in writing against Purchaser by the SEC with respect to the deregistration of the Purchaser Common Stock under the Exchange Act. Purchaser has taken no action that is designed to terminate the registration of the Purchaser Common Stock under the Exchange Act.

6.12 Undisclosed Liabilities. The Purchaser has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Purchaser Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Purchaser, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Purchaser Financial Statements or in the notes to the most recent Purchaser Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the most recent Purchaser Financial Statement, none of which, individually or in the aggregate, would have a Purchaser Material Adverse Effect taken as a whole.

6.13 Interested Party Transactions. No officer, director, employee, shareholder or holder of derivative securities (each an “Insider”) of the Purchaser or a member of his or her immediate family is indebted to the Purchaser, nor is the Purchaser indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary or fees for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Purchaser, (iii) for amounts owed under the Promissory Notes, and (iv) for other employee benefits made generally available to all employees, if any. No Insider of the Purchaser or a member of his or her immediate family is directly or indirectly a party to or has a material interest in any contract of the Purchaser (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Purchaser or such Person’s employment with, or other services rendered to the Purchaser).

6.14 Board Approval. The Purchaser’s Board of Directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s amended and restated articles of incorporation and bylaws.

6.15 Purchaser SEC Documents and Purchaser Financial Statements. Purchaser has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Purchaser SEC Documents”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Purchaser has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) all proxy statements relating to Purchaser’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Quarterly Reports on Form 10-Q filed since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.15) filed by Purchaser with the SEC since Purchaser’s formation. The Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.15, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(a) Each of the financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Purchaser as at the respective dates thereof and for the respective periods indicated therein.

(b) Purchaser has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Purchaser SEC Report (the “Purchaser Certifications”). Each of the Purchaser Certifications is true and correct.

(c) Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Purchaser is made known on a timely basis to the individuals responsible for the preparation of Purchaser’s SEC filings and other public disclosure documents.

(d) Purchaser maintains a standard system of accounting established and administered in accordance with GAAP. Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Purchaser has no off-balance sheet arrangements.

(f) Neither Purchaser nor, to the knowledge of Purchaser, any manager, director, officer, employee, auditor, accountant or representative of Purchaser has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Purchaser has engaged in questionable accounting or auditing practices. No attorney representing Purchaser, whether or not employed by Purchaser, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Purchaser Board of Directors (or any committee thereof) or to any director or officer of Purchaser. Since Purchaser’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Purchaser Board or any committee thereof.

6.16 Absence of Certain Changes. Since March 31, 2020, Purchaser has conducted its business in the ordinary course of business consistent with past practice and:

(a) there has not been a Purchaser Material Adverse Effect, except that the incurring Indebtedness shall not constitute a Material Adverse Effect;

(b) except for Public Stockholders redeeming Purchaser Public Shares as described in the Purchaser’s Certificate of Incorporation, Purchaser has not declared, set aside or paid any dividend or other distribution or payment in respect of its securities other than intercompany distributions;

(c) Purchaser has not sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets, except in the ordinary course of business;

(d) Purchaser has not made any loans, advances, or capital contributions to, or investments in, any Person other than Purchaser;

(e) Purchaser has not (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the ordinary course of business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the ordinary course of business;

(f) Purchaser has not acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g) there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $100,000, whether or not covered by insurance;

(h) there has not been any material change by Purchaser in accounting or Tax reporting principles, methods or policies;

(i) Purchaser has not made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;

(j) Purchaser has not settled any material legal proceedings; and

(k) Purchaser has not agreed or committed, whether orally or in writing, to do any of the foregoing.

6.17 Certain Business Practices. Neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (in their capacities as such) has (i) used any Purchaser group funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Purchaser, nor, to the knowledge of the Purchaser, any director, officer, agent or employee of the Purchaser (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Purchaser) has, since June 1, 2017, directly or indirectly, in connection with the business of the Purchaser group, given or agreed to give any gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist the Purchaser in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser and would reasonably be expected to subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

6.18 Money Laundering Laws. The operations of the Purchaser are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

6.19 Business Activities. Since its incorporation, the Purchaser has not conducted any business activities other than activities directed toward completing a Business Combination. Except as set forth in the Purchaser’s organizational documents, there is no agreement, commitment, or Order binding upon the Purchaser or to which the Purchaser is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Purchaser, any acquisition of property by the Purchaser or the conduct of business by the Purchaser as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to enter into and perform their obligations under this Agreement. The Purchaser does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

6.20 Purchaser Contracts. Except as disclosed in the Purchaser SEC Documents, as of the date hereof, Purchaser is not party to any contract (other than nondisclosure agreements (containing customary terms) to which Purchaser is a party that were entered into in the ordinary course of its business).

6.21 Intellectual Property. Purchaser does not own or license the right to use any patents, copyrights, trademarks, know-how or software, and none are or ever have been necessary for the operation of its business.

6.22 Employees.

(a) As of the date hereof, other than the officers of Purchaser, Purchaser has no employees.

(b) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, (i) Purchaser is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours, and (ii) all payments due from Purchaser on account of wages have been paid or properly accrued as a liability on the books of Purchaser.

6.23 Employee Benefits. Neither the Purchaser nor any of its Subsidiaries maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of Purchaser, (b) increase or modify any benefits otherwise payable by Purchaser to any employee, consultant or director of Purchaser, or (c) result in the acceleration of time of payment or vesting of any such benefits.

6.24 Assets. Purchaser does not own or lease any tangible assets.

6.25 Real Property. Purchaser does not own, lease or use any real property.

6.26 Tax Matters. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect:

(a) the Purchaser has timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct, and complete in all respects;

(b) all Taxes of Purchaser (whether or not shown on any Tax Returns) that are due have been fully and timely paid;

(c) the Purchaser has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party;

(d) there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Purchaser;

(e) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Purchaser or the assets of Purchaser; and

(f) no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Purchaser.

6.27 Legal Requirements and Permits. Purchaser is in compliance in all material respects with all applicable legal requirements. To the knowledge of Purchaser, as of the date hereof, Purchaser is not under investigation by any governmental entity with respect to any alleged material violation of any applicable legal requirements. Purchaser has been granted all Permits necessary for and material to the conduct of the business as conducted as of the date hereof, taken as a whole. Such Permits are valid and in full force and effect.

6.28 Insurance. Purchaser does not own or maintain any insurance policies, nor is any insurance necessary for the operation of its business.

6.29 Vote Required. The affirmative vote of the holders of a majority of the Purchaser Common Stock entitled to vote thereon and present in person or by proxy at a meeting in which a majority in voting power of the Purchaser Common Stock (the “Purchaser Required Vote”) is the only vote of the holders of any class or series of Purchaser’s share capital necessary to obtain the Purchaser Shareholder Approval.

6.30 Investment Company. Purchaser is not as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

6.31 Minute Books. The minute books and other similar records of Purchaser contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and shareholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. Purchaser has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

6.32 Application of Takeover Provisions. Purchaser and the Purchaser Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the Purchaser Certificate of Incorporation to the transactions contemplated hereby, including the Acquisition and Purchaser’s issuance of Purchaser Common Stock to the Members of the Company. Purchaser has never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Purchaser Common Stock or a change in control of Purchaser.

6.33 Purchaser Investigations. Purchaser acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which they and their representatives have desired or requested to review, and that they and their representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their respective businesses and operations.

6.34 Lockup. All existing lock up agreements between Purchaser and any of its stockholders or holders of any other securities of Purchaser, as amended through the date hereof, provide for lock up periods that are no shorter than six months after (i) the Closing Date, or (ii) if subsequent to the Closing Date, the date Purchaser consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Purchaser’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

6.35 No Other Representations and Warranties. Except as provided in this Article VI, neither the Purchaser or any of its Affiliates nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company.

ARTICLE VII
COVENANTS OF THE COMPANY PENDING CLOSING

The Company and the Members covenant and agree that:

7.1 Conduct of the Business.

(a) From the date hereof through the Closing Date, the Company shall conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Purchaser, and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without Purchaser’s prior written consent (which shall not be unreasonably withheld), the Company shall not undertake the following, except in the ordinary course consistent with past practices (it being agreed that entering into new franchise agreements, forming new Subsidiaries to open new restaurants, signing and guaranteeing new leases in connection therewith are ordinary course actions):

(i) amend, modify or supplement its certificate of formation, Operating Agreement or other organizational or governing documents;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including Contracts described in Section 7.1(a)(iii)) below), or any other right or asset of the Company,;

(iii) modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more (other than franchise agreements entered into the ordinary course of business) or (C) obligates the Company to payments of more than $100,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $100,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of Inventory in the ordinary course consistent with past practice;

(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii) pay, declare or promise to pay any distributions with respect to the Interests, or pay, declare or promise to pay any other payments to any Member of the Company or any Affiliate of the Company;

(viii) authorize any salary increase of more than 10% for any employee of the Company making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company;

(ix) obtain or incur any loan or other Indebtedness, including drawings under the Company’s existing lines of credit;

(x) suffer or incur any Lien, except for Permitted Liens, on the Company’s assets;

(xi) suffer any damage, destruction or loss of property related to any of the Company’s assets, whether or not covered by insurance;

(xii) delay, accelerate or cancel any receivables or Indebtedness owed to the Company or write off or make further reserves against the same;

(xiii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiv) suffer any material insurance policy protecting any of the Company’s assets to lapse;

(xv) amend any of its plans set forth in Section 4.28(a) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xvi) make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvii) change the place of business or jurisdiction of organization of the Company;

(xviii) extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $10,000 individually or $100,000 in the aggregate;

(xix) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any of its membership interests;

(xx) effect or agree to any material change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xxi) make or change any material Tax election, change any annual Tax accounting periods, amend any Tax Return, prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;; or

(xxii) agree to do any of the foregoing.

(b) From the date hereof through the Closing Date, the Company shall not (i) take or agree to take any action that might make any representation or warranty of the Company inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being materially inaccurate or misleading in any respect at any such time.

7.2 Access to Information.

(a) From the date hereof until and including the Closing Date, the Company shall, to the best of its ability, (a) continue to give the Purchaser, its legal counsel and other representatives full access to the offices, properties and Books and Records, (b) furnish to the Purchaser, its legal counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives of the Company to reasonably cooperate with the Purchaser in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company.

(b) If requested by the Purchaser, the Company shall arrange for representatives of Purchaser to meet with or speak to the representatives of the ten (10) largest suppliers, customers and franchisees of the Company.

7.3 Notices of Certain Events. The Company shall promptly notify Purchaser of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Purchaser, post-Closing) to any such Person or create any Lien on any Interest or any of the Company’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting the Company, any Member of the Company, Interests held by Members, or the Company’s assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the Company to be false or misleading in any respect or to omit or fail to state a material fact.

7.4 Annual and Interim Financial Statements; Additional Financial Information. The Company shall deliver to the Purchaser, as soon as practicable, but in no event later than July 18, 2020, (i) annual audited financial statements for the twelve month periods ended December 31, 2018 and 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, and the corresponding notes to such audited consolidated financial statements (collectively, the “Annual Financial Statements,” and the balance sheet as of December 31, 2019 included therein, the “December Balance Sheet Date”), and (ii) interim reviewed financial statements for the three month periods ended March 31, 2020 and 2019, consisting of the reviewed consolidated balance sheets as of such dates, the reviewed consolidated income statements for the three (3) month periods ended on such dates, and the reviewed consolidated cash flow statements for the three (3) month periods ended on such dates (collectively, the “March Interim Financial Statements,” and the balance sheet as of March 31, 2020 included therein, the “March Balance Sheet Date”). The Annual Financial Statements and the March Interim Financial Statements shall be prepared under U.S. GAAP and in accordance with requirements of the Public Company Accounting Oversight Board for public companies. After the date hereof and prior to the Closing, the Company shall provide the Purchaser with consolidated interim financial information of the Company and each of its Subsidiaries no later than forty (40 calendar days following the end of each three-month quarterly, and consolidated annual financial information for the Company and each of its Subsidiaries no later than seventy-five (75) calendar days following the end of each fiscal year, as applicable, all prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board for public companies (the “Required Financial Statements”). If the Company does not deliver the Annual Financial Statements, the March Interim Financial Statements and the Company Required Financial Statements as required by this Section 7.4, the Purchaser shall have the right to terminate this Agreement in accordance with Section 13.2(a) hereof. The Annual Financial Statements, the March Interim Financial Statements and the Required Financial Statements shall be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board, except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate shall also state that except as noted, from the December Balance Sheet Date through the March Balance Sheet, and from the March Balance Sheet Date to the date of such CFO certificate there has been no Material Adverse Effect. The Company will promptly provide additional financial information requested by the Purchaser for inclusion in the Proxy Statement and any other filings to be made by the Purchaser with the SEC. If requested by the Purchaser, such information must be reviewed or audited by the Company’s auditors.

7.5 Employees of the Company and the Manager. Schedule 7.5 lists those employees designated by the Company as Key Employees of the Company (the “Key Employees”). The Key Employees shall, as a condition to their continued employment with the Company, execute and deliver to the Company non-solicitation, non-service and confidentiality agreements covering a period of at least three years post-Closing, in form and substance satisfactory to Purchaser (the “Confidentiality and Non-Solicitation Agreements”). The Company shall use its commercially reasonable efforts to enter into employment agreements with each of its Key Employees prior to the Closing Date, and to satisfy all accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to, social security insurance benefits, unemployment or disability compensation benefits or otherwise.

7.6 Tax Matters.

(a) The parties hereto do hereby acknowledge and agree that, under the principles set forth in Revenue Ruling 99-6 (Situation2), the purchase and sale of the Interests shall be treated for federal and applicable state and local income Tax purposes as follows: (i) from the Members’ perspective, such transaction shall be treated as a sale of each Member’s respective Interests to the Purchaser, and (ii) from the Purchaser’s perspective, such transaction shall be treated as a purchase of a proportionate, undivided interest in the assets of the Company from each Member. Each of the parties hereto shall act consistently with the provisions of this Agreement at all times and for all purposes, including for purposes of reporting the transactions contemplated by this Agreement to the IRS and any other state or local taxing authority having jurisdiction over the transactions contemplated by this Agreement. The Purchaser and the Members further agree not to take any position on any Tax Return or in any administrative or judicial proceeding with respect to any such Tax Return inconsistent with such treatment. The Members shall not cause or permit the Members’ Representative to knowingly or voluntarily file any other income or informational Tax Return or statement inconsistent with the provisions of this Agreement. In furtherance of the foregoing, at least 30 days prior to the Closing Date, the Purchaser and the Members shall agree on the form of the Purchase Price Allocation Schedule (as defined below) and the principles on which such allocations shall be made (the “Purchase Price Allocation Principles”). Furthermore, within 90 days after the Closing Date, the Purchaser shall allocate the Purchase Price among the undivided interest in the assets of the Company (the "Purchase Price Allocation Schedule"). The Purchase Price Allocation Schedule will be (i) subject to Members’ Representative's review and reasonable comment, (ii) prepared in accordance with the Purchase Price Allocation Principles and applicable provisions of the Code. The Purchaser, the Company, and the Members will file all Tax Returns (and cause their respective Affiliates to file all Tax Returns) consistently with the Purchase Price Allocation Schedule (as appropriately adjusted) and will not take any position during the course of any audit or other legal proceeding that is inconsistent with such election, forms or schedule, unless required by a determination of the applicable Taxing Authority that is final

(b) The Members shall properly prepare or cause to be properly prepared and timely file or cause to be timely filed at the sole expense of the Members all income Tax Returns and other material Tax Returns of the Company for any period (any such period, a “Pre-Closing Tax Period”) ending at or prior to the Effective Time, including the final Form 1065 partnership return for the Company for the tax period ending on the Closing Date (each, a “Pre-Closing Tax Return” and, collectively, the “Pre-Closing Tax Returns”). The Members shall pay or cause to be paid all Taxes due with respect to the periods covered by such Pre-Closing Tax Returns.

(c) The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company other than Pre-Closing Tax Returns, including all Tax Returns for any Tax period which begins before the Closing Date and which ends on (and including) the Closing Date (any such period, a “Straddle Period,” and any such Tax Return, a “Straddle Return”). For purposes of determining the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date (the “Pre-Closing Portion”), (i) in the case of any Taxes (other than Taxes based upon or related to income or receipts) that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of the Straddle Period ending on (and including) the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period (the “Pre-Closing Portion”); and (ii) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(d) With respect to any Tax Return to be filed by the Company for a Straddle Period, the Company shall deliver, at least 30 days prior to the due date for the filing of such Tax Return (taking into account extensions), to Members’ Representative a statement setting forth the amount of the Pre-Closing Portion of such Taxes and a copy of each such Tax Return. The Members’ Representative shall have the right to review and make reasonable comments on such Tax Returns. The Members’ Representative and the Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Returns and statements prior to the date on which such Tax Returns are required to be filed.

(e) The Purchaser, the Members, the Members’ Representative and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.6. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to the preparation and filing of any such Tax Return. The Purchaser and the Members shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company, the Purchaser or the Members, as the case may be, shall allow the other party to take possession of such books and records.

(f) Within fifteen (15) business days after the Company’s or any Member’s receipt of a notice of audit, assessment or other proceeding respecting an item or items set forth on a Pre-Closing Tax Return for which the Members are solely responsible pursuant to this Section 7.6, the Members may elect, so long as the Members have an obligation to indemnify Purchaser or the Company hereunder with respect to such audit, by written notice to Purchaser, to contest the audit or assessment in the name of the Company. If the Members so elect, they shall be solely responsible for the defense of the item or items at issue, except that Purchaser agrees to cooperate, and Purchaser will cause the Company to cooperate, in the contest of such audit or assessment by making relevant documents and employees available to the Members, and to execute such documents (including powers of attorney) as may be reasonably necessary to allow the Members to conduct the defense. The Members shall bear all costs relating to such defense. If the Members elect to conduct a defense, (i) the Members shall make a “push-out” election under Section 6226 of the Code with respect to any imputed underpayment, and (ii) all decisions with respect to the negotiation, settlement, or litigation of the item or items at issue shall be made by the Members and shall be binding upon Purchaser, except that the Members shall be required to obtain the prior written consent of Purchaser before agreeing to any adjustment, or making any Tax election, that will or may create an increase in Taxes for the Company or Purchaser in respect of any period ending after the Closing Date and shall promptly indemnify Purchaser and/or the Company or, and hold Purchaser and/or the Company harmless against, any such increase.

(g) Without the prior written consent of the Members, neither Purchaser nor the Company shall file any amended Tax Return, enter into any closing agreement, settle any claim with respect to Taxes, surrender any right to claim a refund of Taxes, or take any similar action if such action would have the effect of increasing any Tax liability of the Members for any Pre-Closing Tax Period.

(h) All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated hereby and all charges for or in connection with the recording of any document, instrument or certificate contemplated hereby shall be paid 50% by the Purchaser and 50% by the Members if and when due. The Members will file, or cause the Company to file, all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 7.6(h), and the costs of preparing and making such filing shall be paid 50% by the Purchaser and 50% by the Members if and when due.

7.7 Best Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each third party consent required under this Agreement as promptly as practicable hereafter.

7.8 Guaranteed Debt. Set forth on Schedule 7.8 is a list of Company Indebtedness for which Mr. John Rosatti is a guarantor, including, without limitation the Bank of America line of credit (the “Guaranteed Debt”). In connection with the Business Combination, the Company shall use its commercially reasonable efforts to transfer the Bank of America line of credit to the Purchaser and remove Mr. Rosatti as a guarantor on the Guaranteed Debt. In the event the Company is unable to do the foregoing prior to the Closing Date, notwithstanding anything to the contrary, the Company shall repay in full all amounts outstanding as of such date and terminate the Guaranteed Debt.

7.9 Transfer and Assignment of Interests in the JR Trust Entities. As of the Closing, Mr. Rosatti and such other members, if any, shall irrevocably convey, assign and transfer, all of their rights, title and interests in the JR Trust Entities to the Purchaser, pursuant to the terms and conditions of an assignment and transfer of membership interests agreement (the “Assignment Agreement”).

7.10 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Company becomes aware of any fact or condition that constitutes a breach of any representation or warranty made in Article V or Article VI or any covenant that would cause the conditions set forth in Section 9.1, Section 9.2 or Section 9.3, as applicable, not to be satisfied as of the Closing Date, Company will disclose in writing to the Purchaser such breach.

ARTICLE VIII
COVENANTS OF PURCHASER

8.1 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Purchaser becomes aware of any fact or condition that constitutes a breach of any representation or warranty made in Article VII or any covenant that would cause the conditions set forth in Section 9.1, Section 9.2 or Section 9.3, as applicable, not to be satisfied as of the Closing Date, Purchaser will disclose in writing to the Company such breach.

8.2 Contact with Customers and Suppliers. Purchaser hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and will not (and will not permit any of its Representatives or Affiliates to) contact or communicate with the employees, customers, franchisees, providers, licensors, collaborators, service providers or suppliers of the Company or its Subsidiaries without the prior consultation with and prior written approval (which approval shall not be unreasonably withheld or delayed) of an executive officer of the Company or the Members’ Representative.

ARTICLE IX
ACTIONS PRIOR TO THE CLOSING

The respective parties hereto covenant and agree to take the following actions:

9.1 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article XI), and in the case of the Company, all things as reasonably requested by Purchaser. The parties hereto shall execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Trust Account. The Purchaser has established the Trust Account from the proceeds of its IPO and from certain private placements occurring simultaneously with the IPO for the benefit of the Public Stockholders and certain parties (including the underwriters of the IPO). Except for a portion of the interest earned on the amounts held in the Trust Account, Purchaser shall disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem Purchaser Public Shares in connection with the consummation of Purchaser’s initial business combination (“Business Combination”), (b) to the Public Stockholders if Purchaser fails to consummate a Business Combination by September 16, 2020, which date may be extended for an additional 90 days upon approval of Purchaser’s stockholders to amend the Purchaser’s Certificate of Incorporation, (c) any amounts necessary to pay any Taxes, (d) expenses owed by Purchaser to third parties to which they are owed, (e) the Business Combination Fees to the underwriter in the IPO or (f) to, or on behalf of, Purchaser after or concurrently with the consummation of a Business Combination.

9.3 Cooperation with Proxy Statement and Other Filings.

(a) As promptly as practicable after the date hereof, Purchaser shall file with the SEC a proxy statement relating to the Offer and the Acquisition (as amended or supplemented from time to time, the “Proxy Statement”), all in accordance with and as required by the Purchaser’s Certificate of Incorporation, applicable law, and any applicable rules and regulations of the SEC and the NASDAQ.

(b) Without limitation, in the Proxy Statement, Purchaser shall seek, in accordance with the Purchaser’s Certificate of Incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of NASDAQ, from the holders of the Purchaser Common Stock: (A) approval of this Agreement and the transactions contemplated hereby, (B) approval of the change of the name of Purchaser with effect from the Closing to “BurgerFi International, Inc.” (C) adoption and approval of the Amended and Restated Certificate of Incorporation of the Purchaser in the form attached hereto as Exhibit D with effect from the Closing, (D) election of five members of the Purchaser’s Board selected in accordance with Section 9.12 with effect from and after the Effective Time, (E) adoption of the Equity Incentive Plan, and (F) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Acquisition (the proposals set forth in the forgoing clauses (A) through (F) are referred to as the “Purchaser Proposals”). The Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents.”

(c) As soon as practicable after the Proxy Statement is “cleared” by the SEC, Purchaser shall cause the Proxy Statement to be disseminated to holders of Purchaser Common Stock. Concurrently with such dissemination, Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer by disseminating the other Offer Documents to the holders of Purchaser Common Stock. The Offer shall provide the Purchaser Public Stockholders with the opportunity to redeem all or a portion of their Purchaser Public Shares, up to that number of Purchaser Public Shares that would permit Purchaser to maintain net tangible assets of at least $5,000,001 (the “Offering Shares”), at a price per share equal to the Purchaser Redemption Price, all in accordance with and as required by the Purchaser’s Certificate of Incorporation, applicable Law, and any applicable rules and regulations of the SEC. In accordance with the Purchaser’s Certificate of Incorporation, the proceeds held in the Purchaser Trust will be used for the redemption of the Purchaser Public Shares held by Purchaser Public Stockholders who have elected to redeem such Purchaser Public Shares.

(d) Purchaser shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article XII. Purchaser shall extend the Offer for any minimum period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer, and pursuant to Purchaser’s Certificate of Incorporation. Nothing in this Section 9.3(d) shall (i) impose any obligation on Purchaser to extend the Offer beyond the Outside Closing Date or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Purchaser to terminate this Agreement in accordance with Article XII. Except with respect to the information provided by the Company for inclusion in the Proxy Statement and the other Offer Documents, Purchaser shall ensure that, when filed, the Proxy Statement and the other Offer Documents will comply in all material respects with the requirements of United States federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”), the DGCL and the NASDAQ rules. The Company shall promptly provide to Purchaser such information concerning the Company, any of its Subsidiaries and the Members as is either required by the Federal Securities Laws or reasonably requested by Purchaser for inclusion in the Offer Documents, including, if applicable, the Company Financial Statements and the Required Financial Statements (“Company Information”).Subject to the Company’s review and approval of the Proxy Statement, including Company Information and the consent of the Company’s auditor to the inclusion of the Company Financial Statements and Required Financial Statements in the Proxy Statement (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Company acknowledges and agrees that Company Information (including the Company Financial Statements and the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to reasonably cooperate with Purchaser as relevant if required to achieve the foregoing.

(e) Purchaser shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Company and its representatives as soon as practicable such that the Company and its representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon, and Purchaser shall reasonably consider in good faith any comments of such Persons. Purchaser and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or any of its representatives receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company and its representatives a reasonable opportunity prior to responding thereto to review and comment on any proposed written or material oral responses to such comments. Purchaser shall reasonably consider in good faith any such comments of such Persons. Purchaser shall use commercially reasonable efforts to “clear” comments from the SEC and its staff with respect to the Offer Documents and to permit the Company to participate with Purchaser or its representatives in any discussions or meetings with the SEC and its staff regarding the Offer Documents. The Company shall, and shall cause each of its subsidiaries and franchisees to, make their respective directors, officers and employees and use commercially reasonable efforts to make their accountants, in each case upon reasonable advance notice, reasonably available to Purchaser and its representatives in connection with the drafting of the public filings with respect to the Acquisition (including the Offer Documents) and responding in a timely manner to comments thereon from the SEC or its staff.

(f) If at any time prior to the Effective Time, any information relating to Purchaser, or the Company, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by the Company or Purchaser, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Purchaser shareholders.

(g) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Purchaser may make any public filing with respect to the Acquisition to the extent required by applicable Law.

(h) The Company acknowledges that:

(i) the Purchaser’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Purchaser must call a special meeting of its stockholders requiring Purchaser to prepare and file with the SEC the Proxy Statement;

(ii) the Purchaser will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Purchaser will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

9.4 Shareholder Vote; Recommendation of the Purchaser’s Board of Directors. Purchaser, through the Purchaser’s Board of Directors, shall recommend that Purchaser’s stockholders vote in favor of adopting and approving all Purchaser Proposals, and Purchaser shall include such recommendation in the Proxy Statement.

9.5 Purchaser Stockholders’ Meeting.

(a) Purchaser shall take all action necessary under applicable Law to, in consultation with the Company, establish a record date for, call, give notice of and hold a meeting of the holders of Purchaser Common Stock to consider and vote on the Purchaser Proposals (such meeting, the “Purchaser Stockholders’ Meeting”). The Purchaser Stockholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and the Purchaser’s Certificate of Incorporation, after the Proxy Statement is “cleared” by the SEC. Purchaser shall take reasonable measures to ensure that all proxies solicited in connection with the Purchaser Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Purchaser Stockholders’ Meeting, or a date preceding the date on which the Purchaser Stockholders’ Meeting is scheduled, Purchaser reasonably believes that (i) it will not receive proxies sufficient to obtain the Purchaser Required Vote, whether or not a quorum would be present or (ii) it will not have sufficient Purchaser Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Stockholders’ Meeting, Purchaser may postpone or adjourn, or make one or more successive postponements or adjournments of, the Purchaser Stockholders’ Meeting in compliance with the DGCL and the Purchaser’s Certificate of Incorporation, as long as the date of the Purchaser Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

9.6 Operations of Purchaser Prior to the Closing. Between the date hereof and the Closing, and except as contemplated by this Agreement or with the prior written approval of the Company or in accordance with the Prospectus, Purchaser shall (i) conduct its businesses, in all material respects, in the ordinary course of business, (ii) comply with all applicable Laws, (iii) use commercially reasonable efforts to keep available the services of its officers and employees and (iv) not take any of the following actions:

(a) make any amendment or modification to any of the Purchaser’s Certificate of Incorporation;

(b) take any action in violation or contravention of any of the Purchaser’s Certificate of Incorporation, applicable Law or any applicable rules and regulations of the SEC and NASDAQ;

(c) split, combine or reclassify the Purchaser Common Stock;

(d) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests;

(e) make any redemption or purchase of its equity interests, except pursuant to the Offer;

(f) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its equity securities;

(g) effect any recapitalization, reclassification, equity split or like change in its capitalization;

(h) make any amendment or modification to the Trust Agreement;

(i) make or allow to be made any reduction or increase in the Trust Amount, other than as expressly permitted by the Purchaser’s Certificate of Incorporation;

(j) incur any Indebtedness (other than the issuance of additional Promissory Notes) or issue or sell any debt securities or warrants or rights to acquire any debt securities of Purchaser or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person for indebtedness;

(k) contact (or permit any of its employees, agents, representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of the Company or any of its Subsidiaries;

(l) establish any Subsidiary or acquire any interest in any asset;

(m) prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);

(n) settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(o) amend, waive or terminate, in whole or in part, any material agreement to which Purchaser is a party;

(p) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(q) adopt any Plan; or

(r) enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

9.7 Confidentiality. Prior to Closing, except as necessary to complete the Proxy Statement or any Other Filings, the Company and the Members, on the one hand, and the Purchaser, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all Confidential Information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such Confidential Information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such Confidential Information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold Confidential Information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement or any Other Filings.

9.8 Form 8-K; Press Releases.

(a) As promptly as practicable after execution of this Agreement, Purchaser will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which will be provided to the Company at least one (1) Business Day before its filing deadline and which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, Purchaser and the Company shall also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to Purchaser and the Members’ Representative.

(b) At least five (5) days prior to the Closing, the Company shall begin preparing, in consultation with the Purchaser, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Acquisition pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Purchaser and the Company shall prepare a mutually agreeable press release announcing the consummation of the Acquisition (the “Closing Press Release”). Concurrently with the Closing, the Purchaser shall distribute the Closing Press Release and, as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

9.9 Listing. From the date of this Agreement through the Closing, Purchaser shall use all reasonable efforts that are necessary or desirable for Purchaser to remain listed as a public company on, and for Purchaser Common Stock to be tradable over, the applicable NASDAQ market(s).

9.10 D&O Insurance; Indemnification of Officers and Directors.

(a) If the Closing occurs, Purchaser shall cause all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any employee, officer or director of Purchaser prior to the Closing (collectively, the “Pre-Closing Purchaser Indemnitees”), and the Purchaser and the Company after the Closing (collectively, the “Company Indemnitees”), as provided in the organizational documents of the applicable company, to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Purchaser after the Closing. After the Effective Time, Purchaser shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of (i) any certificate of incorporation, by-laws or similar organizational documents of the Purchaser as in effect immediately prior to the Effective Time and (ii) any indemnification agreements of Purchaser or the Company with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and in each case shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of any of such companies. The obligations of Purchaser under this Section 9.10 shall not be terminated or modified in such a manner as to adversely affect any Pre-Closing Purchaser Indemnitees or Company Indemnitee to whom this Section 9.10 applies without the consent of such affected Pre-Closing Purchaser Indemnitees or Company Indemnitee, as the case may be, (it being expressly agreed that the Pre-Closing Purchaser Indemnitees and Company Indemnitees to whom this Section 9.10 applies shall be intended third party beneficiaries of this Section 9.10 ). If the Closing occurs, Purchaser shall pay all expenses to any Pre-Closing Purchaser Indemnitees or Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 9.10.

(b) Prior to the Closing Date, the Purchaser, at its sole cost and expense, shall purchase a directors’ and officers’ liability insurance policy for a period of six (6) years after the Closing Date, which policy shall cover the officers and directors of the Purchaser after the Business Combination, as well as the current and former directors and officers of the Purchaser and the Company prior to the Business Combination (the “D&O Policy”).

9.11 Exclusivity. From the date hereof through the earlier of the Closing Date or the date that this Agreement is properly terminated in accordance with Article XII, neither the Company, nor the Members, on the one hand, nor the Purchaser, on the other hand, shall, and such Persons shall use reasonable commercially reasonable efforts to cause each of their respective members, officers, directors, Affiliates, managers, consultants, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any Person concerning any Alternative Transaction (as hereinafter defined), (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company, the Members or the Purchaser (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, possible public investment or public offering, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock, membership interests or other equity interests of the Company or the Purchaser in a single transaction or series of transactions (other than the Minimum Cash Amount (as hereinafter defined), which may be satisfied, through the issuance of Purchaser Common Stock in a private placement or other equity financing by the Purchaser). In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company, the Members or the Purchaser or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company, the Members and the Purchaser shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

9.12 Appointment of Post-Closing Board of Directors and Officers. The Post-Closing Board of Directors shall be selected, as set forth in Section 2.4.. The executive officers of the Purchaser, immediately after the Closing, shall be the Key Employees.

9.13 Adoption of Equity Incentive Plan. The Purchaser and the Company shall prepare a mutually agreeable long-term incentive plan for employees of Purchaser and its Subsidiaries following the closing of the Business Combination (the “Equity Incentive Plan”). The adoption of the Equity Incentive Plan shall be included as a Purchaser Proposal in the Proxy Statement for approval by the Purchaser’s Stockholders at the Purchaser Stockholders’ Meeting.

ARTICLE X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or Order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Purchaser of any of the Interest or the effective operation of the Business by the Company after the Closing Date.

(b) There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing;

(c) The requisite majority of Purchaser’s stockholders shall have approved the Acquisition contemplated by this Agreement and the Purchaser Proposals in accordance with the provisions of Purchaser’s organizational documents and Delaware Law (“Purchaser Shareholder Approval”).

(d) The Closing Payment Shares and the shares to be issued as part of the Cash Consideration shall have been approved for listing on Nasdaq.

(e) After giving effect to any redemptions of Purchaser Common Stock in connection with the Acquisition (the “Purchaser Stock Redemptions”), the Purchaser shall have net tangible assets of at least $5,000,001 upon the consummation of the Acquisition.

(f) The Purchaser Stock Redemptions shall have been completed in accordance with the terms hereof and the Proxy Statement.

(g) The D&O Policy shall be in force and full effect.

(h) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on either Purchaser or the Company, regardless of whether it involved a known risk.

10.2 Conditions to Obligations of Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement, and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true, correct and complete in all material respects at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect;

(c) The Company, the Members and the Members’ Representative, as applicable, shall have executed and delivered to the Purchaser a copy of each Additional Agreement to which it is a party.

(d) The Members shall have executed and delivered to the Purchaser the Standstill Letter.

(e) Purchaser shall have received a certificate signed by the Chief Financial Officer of the Company stating that the conditions specified in Section 10.2(a) and Section 10.2(b) have been satisfied.

(f) Counsel to the Company shall have delivered an opinion in form and substance satisfactory to Purchaser’s counsel.

(g) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(h) Mr. Rosatti shall have executed and delivered to the Purchaser an Assignment Agreement for all of the JR Trust Entities.

(i) Purchaser shall have received copies of all required third party consents (including the consents of the landlords under the Leases), if any, in form and substance reasonably satisfactory to Purchaser, and no such third party consents shall have been revoked.

(j) Purchaser shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to Purchaser, and no such Governmental Approval shall have been revoked.

(k) Purchaser shall have received Schedules updated as of the Closing Date, which shall not be materially different than the Schedules provided as of the date hereof.

(l) Company shall have provided to Purchaser estoppel certificates from each of Company’s ten (10) largest franchisees for the Company’s December 31, 2018 and 2019 fiscal years

If the Closing occurs, all Closing conditions set forth in Section 10.1 and Section 10.2 that have not been fully satisfied as of the Closing will be deemed to have been waived by Purchaser.

10.3 Conditions to Obligations of the Company. The obligations of the Company and the Members to consummate the Closing is subject to the satisfaction, or the waiver at Members’ Representative’s discretion, of all of the following further conditions:

(a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) The representations and warranties of the Purchaser contained in this Agreement, and in any certificate or other writing delivered by the Purchaser pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect.

(c) The Company shall have received a certificate signed by an authorized officer of the Purchaser stating that the conditions specified in Section 10.3(a) and Section 10.3(b) have been satisfied.

(d) Purchaser shall have delivered to the Company (i) certified copies of the resolutions duly adopted by Purchaser’s Board of Directors authorizing the execution, delivery and performance of this Agreement; and (ii) written resignations, in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by (X) all officers of Purchaser and (Y) all persons serving as directors of Purchaser immediately prior to the Closing who are not selected as directors in accordance with Section 9.12.

(e) Purchaser shall have cash in the Trust Account at Closing, in addition to the cash portion of the Cash Consideration being paid to Members at Closing, at least equal to $15,000,000, which minimum amount shall be measured net of and after (i) all fees and expenses incurred in connection with any Financing (as defined below) and payment of all amounts to be disbursed from the Trust Account in accordance with Section 9.2, and (ii) after the payment of all Purchaser Stock Redemptions and repayment of all Promissory Notes (the “Minimum Cash Amount”). The Minimum Cash Amount may be satisfied, at the Purchaser’s election, through the issuance of Purchaser Common Stock in a private placement or other equity financing by the Purchaser on terms acceptable to the Company (“Financing”), which shall be at a price that is fair at the time for that type of Financing.

(f) Purchaser shall have executed and delivered to the Company a copy of each Additional Agreement to which it is a party.

(g) The Post-Closing Board of Directors shall have been appointed to the Board of Directors of the Purchaser.

(h) Mr. Sternberg shall have executed and delivered to the Purchaser the Standstill Letter.

If the Closing occurs, all Closing conditions set forth in Section 10.1 and Section 10.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Company and the Members.

ARTICLE XI
INDEMNIFICATION

11.1 Indemnification of Purchaser. The Company (solely with respect to claims made under this Section 12.1 prior to the Closing), and the Members hereby, severally but not jointly or jointly and severally, agree to indemnify and hold harmless Purchaser, each of its Affiliates and each of its and their respective managers, directors, officers, employees, successors and permitted assignees (the “Purchaser Indemnitees”), against and in respect of any and all actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees (including actual costs of investigation and reasonable attorneys’ fees) (all of the foregoing collectively, “Losses”) incurred or sustained by any Purchaser Indemnitee as a result of or in connection with (a) any breach or inaccuracy in of any of the representations or warranties of the Company or the Members contained herein; or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Members contained herein to be performed prior to or at the Closing. Notwithstanding anything to the contrary, the total payments made by the Company and the Members to the Purchaser Indemnitees with respect to Losses shall not exceed the Escrow Shares in the Escrow Fund (the “Indemnifiable Loss Limit”). Any liability incurred by the Members pursuant to the terms of this Article XII shall be paid by the return for cancellation of the Escrow Shares in accordance with the terms of the Escrow Agreement, pursuant to the procedures set forth in Section 11.2.

11.2 Procedure. The following shall apply with respect to all claims by any Purchaser Indemnitee (an “Indemnified Party”) for indemnification:

(a) An Indemnified Party shall give the Members’ Representative prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1, except to the extent such failure materially and adversely affects the ability of the Members or the Purchaser, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 11.2(c), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 11.2(c), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Purchaser and the Company shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 11.2(c). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.2(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, which notice shall also be referred to as an “Indemnification Notice.” The failure to give such prompt written Indemnification Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such Indemnification Notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such Indemnification Notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e) Notwithstanding anything to the contrary, the Indemnifying Party shall not be liable to an Indemnified Party for indemnification under 12.1(a) until the aggregate amount of all Losses in respect of indemnification under Section 11.1(a) exceeds 0.40% of the Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(f) Notwithstanding anything to the contrary, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to this Article XII shall not exceed the Escrow Shares, and the parties hereto agree that the sole and exclusive recourse for any amount finally determined to be owed in respect of any indemnity obligations pursuant to this Article XII shall be made only by disbursement of Escrow Shares out of the Escrow Fund, no other assets shall in any respect be used to satisfy such indemnity obligations, and once the Escrow Fund shall be depleted or released, such indemnity obligations shall terminate.

(g) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(h) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(i) No Indemnifying Party shall be liable under this Article XII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Company or Members contained in this Agreement if Purchaser had knowledge of such inaccuracy or breach prior to the Closing.

11.3 Escrow of Escrow Shares by Members. The Purchaser shall deliver the Escrow Shares into the Escrow Fund at the time of the Closing. The holding and disbursement of the Escrow Shares shall be pursuant to the Escrow Agreement. For purposes of determining the number of Escrow Shares to be placed into escrow, the shares were valued at $10.60 per share.

(a) Escrow Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow in accordance with the Escrow Agreement. The Members shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of Purchaser.

(b) Distribution of Escrow Shares. At the times provided for in Section 11.3(d), the Escrow Shares shall be released to the Members’ Representative for distribution to the Members. Purchaser will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Members’ Representative and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Members or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Members, prior to the delivery to such Members by the Members’ Representative of the Escrow Shares by the Escrow Agent as provided herein.

(d) Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the remaining Escrow Shares will be released from escrow to the Members’ Representative less the number or amount of Escrow Shares (at an assumed value of $10.60 per Escrow Share) equal to the amount of any potential Losses set forth in any Indemnification Notice from Purchaser with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Members’ Representative shall issue to the Escrow Agent a certificate executed by it instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 11.3(d). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released to the Members’ Representative promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XII.

11.4 Periodic Payments. Any indemnification required by Section 11.1 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

11.5 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

11.6 Survival of Indemnification Rights. Except for the representations and warranties in Section 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.3. (Governmental Authorization), 4.4 (Capitalization), 4.6 (Certificate of Formation and Operating Agreement), 4.14 (Properties; Title to the Company’s Assets), 4.26 (Employment Matters), 4.28 (Employee Benefits and Compensation), 4.31 (Tax Matters), 4.33 (Finder’s Fees), which shall survive until sixty (60) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of the Company and the Members shall survive until eighteen months (the “Survival Period”) following the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 11.1 for Losses shall be effective so long as it is asserted prior to: (x) sixty (60) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), in the case of the representations and warranties referred to in the first part of the sentence of this Section 11.6 and the breach or the alleged breach of any covenant or agreement of any Indemnifying Party; and (y) eighteen months following the Closing, in the case of all other representations and warranties of the Company and the Members hereunder. The obligations in Articles VIII and IX shall terminate upon the Closing.

11.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

11.8 Indemnification for Current Litigation. The Company has advised Purchaser that it is currently a defendant in that certain Complaint filed on December 1, 2019 by the Company’s prior Managing Director and CEO, pursuant to which the plaintiff is seeking compensatory damages in excess of $1.88m for breach of contract claims (the “Complaint”). Members have agreed to indemnify the Purchaser Indemnitees for any and all Losses payable to the prior Managing Director and CEO arising from the Complaint. The Losses arising from the Complaint shall be paid, in the sole discretion of the Post-Closing Board of Directors, by (i) the return for cancellation of Escrow Shares in accordance with the terms of the Escrow Agreement (valued at $10.60 per share), pursuant to the procedures set forth in Section 11.2 or (ii) the payment in cash by the Members.

11.9 Exclusive Remedies. The parties acknowledge and agree that the sole and exclusive remedy of any Purchaser Indemnitee with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XII. In furtherance of the foregoing, the Purchaser on behalf of all Purchaser Indemnitee’s hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article XII. Nothing in this Section 11.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 14.16 or to seek any remedy on account of intentional fraud by any party hereto.

11.10 NO ADDITIONAL REPRESENTATIONS; NO RELIANCE. PURCHASER ACKNOWLEDGES AND AGREES THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY OR THE MEMBERS ARTICLES V AND VI , NEITHER THE COMPANY OR THE MEMBERS OR AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, THE SURVIVING COMPANY OR THE BUSINESS OR THE COMPANY’S OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER, OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE COMPANY OR THE MEMBERS OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE MEMBERS, THE COMPANY OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER, OR ITS USE, OF ANY INFORMATION REGARDING THE COMPANY OR ITS BUSINESS OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PURCHASER IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AND THE MEMBERS IN ARTICLES V AND VI, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE XII
DISPUTE RESOLUTION

12.1 Mediation.

(a) Any dispute under the terms of this Agreement or the Additional Agreements, including the alleged breach, termination, validity, interpretation and performance thereof (“Dispute”), but specifically excluding any dispute regarding the Post-Closing Adjustment, which shall be resolved in accordance with Section 3.1(f), shall be resolved with the following procedures: Upon written notice of any Dispute, the parties shall attempt to resolve it promptly by negotiation between Mr. Sternberg and the Member’s Representative who have authority to settle the Dispute and this process should be completed within thirty (30) days (the “Negotiation”). If the dispute has not been resolved by negotiation, then the parties shall proceed to mediation unless the parties at the time of the dispute agree to a different timeframe. A “Notice of Mediation” shall be served, signifying that the Negotiation was not successful and to commence the mediation process. The parties shall retain legal counsel of their choosing and such legal counsel shall agree on a mediator (the “Mediator”) who shall be a mediator in Florida from a list of mediators provided by JAMS; however, if they cannot agree within fourteen (14) days, then the Purchaser and Members’ Representative, through counsel, will convene a conference with a JAMS case administrator (or such other JAMS staff member as JAMS shall make available) and the claimant and the respondent will alternate striking one mediator from the list, claimant striking first, until one mediator is left, which such mediator will be appointed. If such mediator is unable or unwilling to serve, then the last candidate stricken will be appointed. The Parties shall continue through the list in reverse order until a candidate who is willing and able to serve is appointed. The mediation session shall be held in Fort Lauderdale, FL within forty-five (45) days of the retention of the Mediator, and last for at least two full mediation days, before any party has the option to withdraw from the process. The parties may agree to continue the mediation process beyond two days, until there is a settlement agreement, or one party or the Mediator states that there is no reason to continue because of an impasse that cannot be overcome and sends a “notice of termination of mediation.” All reasonable efforts will be made to complete the mediation within thirty (30) days of the first mediation session. During the course of the mediation, no party can assert the failure to fully comply with the requirement of Negotiation prior to mediation as a reason not to proceed or to delay the mediation. The service of the Notice of Mediation shall stay the running of any applicable statute of limitations regarding the Dispute until 30 days after the parties agree that the mediation is concluded or the mediator issues a notice of termination of mediation. Each side shall bear an equal share of the mediation costs unless the parties agree otherwise. All communications, both written and oral, are confidential and shall be treated as settlement negotiations for purposes of applicable rules of evidence; however, documents generated in the ordinary course of business prior to the Dispute, that would otherwise be discoverable, do not become confidential simply because they are used in the Negotiation and/or Mediation process. The process shall be confidential based on terms acceptable to the mediator and/or mediation service.

(b) The laws of the State of New York shall apply to any mediation hereunder, and the laws of the State of Florida shall apply to any mediation under the Additional Agreements.

(c) This mediation section shall survive the termination of this Agreement and any agreement contemplated hereby

12.2 Jurisdiction; Waiver of Jury Trial; Exemplary Damages.

(a) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA, IN EACH CASE LOCATED IN CITY OF FORT LAUDERDALE AND BROWARD COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(c) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII
TERMINATION

13.1 Termination Without Default.

(a) In the event that the Closing of the transactions contemplated hereunder has not occurred by October 31, 2020 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by the Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date; provided, however that, the right to terminate under this Section 13.1 shall not be available to any party that through its inaction, or by its failure to promptly fulfill its covenants or complete its closing conditions, has caused unreasonably delays in closing by the Outside Closing Date

(b) by the Company by written notice to Purchaser if (i) the Board of Directors withdraws (or modifies in any manner adverse to the Company), or proposes to withdraw (or modify in any manner adverse to the Company), the Board of Directors’ recommendation in favor of the Purchaser Proposals, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by the Company or (ii) if the Purchaser Shareholder Approval shall not have been obtained at the meeting of Purchaser shareholders to be held in accordance with the Proxy Statement (or at any adjournment or postponement thereof).

(c) If within twenty business days after the date hereof, the Purchaser is not satisfied with its continuing legal due diligence review of the Company and its Subsidiaries, and has identified facts or circumstances that could reasonably be believed to have a material adverse effect on the Business, financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, prior to or after the Business Combination; the Purchaser shall have the right to terminate this Agreement by providing written notice to the Company and the Members; provided, however, that the Purchaser shall not exercise the right of termination set forth in this Section 13.1(c) unless the Purchaser shall have promptly notified the Company and the Members in writing of any of such identified facts or circumstances and shall have allowed the Company and the Members an opportunity in good faith to resolve such issues. If such issues are not resolved, or a plan to resolve such issues has not been agreed to by the Purchaser within five (5) business days of such notice, the Purchaser has the right to immediately terminate this Agreement.

(d) If within twenty business days after the date hereof, the Company or the Members’ Representative are not satisfied with their continuing legal due diligence review of the Purchaser, and has identified facts or circumstances that could reasonably be believed to have a material adverse effect on the Purchaser, financial condition and results of operations of the Purchaser prior to or after the Business Combination, the Members’ Representative, on behalf of the Members and the Company, shall have the right to terminate this Agreement by providing written notice to the Purchaser; provided, however, that the Members’ Representative shall not exercise the right of termination set forth in this Section 13.1(d) unless the Members’ Representative shall have promptly notified the Purchaser in writing of any of such identified facts or circumstances and shall have allowed the Purchaser an opportunity in good faith to resolve such issues. If such issues are not resolved within five (5) business days of such notice, the Members’ Representative, on behalf of the Members, has the right to immediately terminate this Agreement.

13.2 Termination Upon Default.

(a) Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if the Company or the Members shall have materially breached any representation, warranty, agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days (the “Cure Period”) following receipt by the Company or the Members’ Representative, as the case may be, of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to Purchaser on or prior to the Closing Date, without prejudice to any rights or obligations the Company may have, if the Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and the expiration of the Cure Period following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach.

(c) In the event of a breach of Section 9.11 by the Purchaser, the Company or the Members or their Affiliates, there shall be no Cure Period, and, if the non-breaching party elects to terminate this Agreement in accordance with this Section 13.2, the non-breaching party shall be entitled to a termination fee in the aggregate amount of $1,000,000.

13.3 No Other Termination. Except as otherwise specified herein, neither the Purchaser nor the Company may terminate this Agreement without the prior written consent of the other party.

13.4 Effect of Termination. In the event of the termination of this Agreement pursuant to Articles XII, all obligations of the Parties hereunder (other than this Section 14.4, Section 14.5, Section 10.2 and Article XII through Article XV, which will survive the termination of this Agreement) will terminate without any liability of any Party to any other Party; provided, further, that no termination will relieve a Party from any liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such Party prior to termination.

ARTICLE XIV
MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Purchaser or the Company (following the Closing), to:

Opes Acquisition Corp.
4218 NE 2nd Avenue
2nd Floor
Miami, Florida 33137
Attention: Ophir Sternberg
Email: o@lheartcapital.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Giovanni Caruso, Esq.
Email: gcaruso@loeb.com
Fax: (212) 407-4866

if to the Company (prior to the Closing):

BurgerFi International LLC
105 U.S. HIGHWAY ONE
NORTH PALM BEACH, FL 33408
Attn: General Counsel
Email: ross@burgerfi.com
Fax: (561) 844-5529

with a copy to (which shall not constitute notice):

Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, FL 33602
Attn: Julio C. Esquivel
Email: jesquivel@shumaker.com
Fax: (813) 229-1660

if to the Members’ Representative:

BurgerFi Holdings, LLC
105 U.S. HIGHWAY ONE
NORTH PALM BEACH, FL 33408
Attn: General Counsel
Email: ross@burgerfi.com
Fax: (561) 844-5529

14.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party shall waive or otherwise affect any obligation of that party or impair any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 Publicity. Except as required by law and except with respect to the Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their commercially reasonable efforts to cause a mutually agreeable release or public disclosure to be issued.

14.5 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

14.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

14.8 Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9 Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11 Construction of certain terms and references; captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Employees.

14.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

14.14 Waiver. Reference is made to the Prospectus. The Company, the Member Representative and the Members have read the Prospectus and understands that the Purchaser has established the Trust Account for the benefit of the Public Stockholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, the Company and Members hereby agree that they do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agree that they will not seek recourse against the Trust Account for any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

14.15 Members’ Representative.

(a) BurgerFi Holdings, LLC is hereby appointed as agent, proxy and attorney-in-fact (the “Members’ Representative”) for each Member for all purposes of this Agreement and the Additional Agreements, including the full power and authority on each such Member’s behalf to (i) to give and receive notices and communications to or by the Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand mediation and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Article XII or other disputes arising under or related to this Agreement or the Additional Agreements, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Members and to disburse any funds or Purchaser Common Stock received hereunder or pursuant to the Escrow Agreement, (iv) to authorize or object to delivery to the Purchaser of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Members in accordance with the provisions of the Agreement and the Additional Agreements, the securities described herein and any other document or instrument executed in connection with the Agreement and the Acquisition, (vi) to endorse and deliver any certificates or instruments of assignment as Purchase shall reasonably request; (vii) to execute and deliver on behalf of each such Member any amendment, waiver, ancillary agreement and documents on behalf of any Member that the Members’ Representative deems necessary or appropriate; and (viii) to take all actions necessary or appropriate in the judgment of the Members’ Representative for the accomplishment of the foregoing and to do each and every act and exercise any and all rights which the Members collectively are permitted or required to do or exercise under this Agreement.

(b) Such agency may be changed by the Members from time to time upon no less than twenty (20) days prior written notice to the Purchaser, provided, however, that the Members’ Representative may not be removed unless holders of at least 51% of all of the Interest on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agrees to such removal. Any vacancy in the position of Members’ Representative may be filled by approval of the holders of at least 51% of all of the Interest on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Members’ Representative shall not be effective until written notice is delivered to Purchaser. No bond shall be required of the Members’ Representative, and the Members’ Representative shall not receive any compensation for his services. Notices or communications to or from the Members’ Representative shall constitute notice to or from the Members.

(c) A decision, act, consent or instruction of the Members’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Members of the Company and shall be final, binding and conclusive upon each of the Members. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Members’ Representative hereunder (i) the Members’ Representative shall incur no responsibility whatsoever to any Members by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Members’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Members’ Representative pursuant to such advice shall in no event subject the Members’ Representative to liability to any Members. Each Member shall severally (in accordance with their ownership percentages in the Company as set forth on Schedule 1.10), and not jointly, indemnify the Members’ Representative, against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever) (“Members’ Representative Losses”), arising out of or in connection with any actions taken or omitted to be taken by the Members’ Representative pursuant to the terms of this Agreement or the Escrow Agreement (including any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Members’ Representative hereunder, or under the Escrow Agreement or otherwise), in each case as such Members’ Representative Loss is incurred or suffered. If not paid directly to the Members’ Representative by the Members, any such Members’ Representative Loss may be recovered by the Members’ Representative from the Escrow Fund otherwise distributable to the Members pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Members’ Representative to the Escrow Agent; provided that while this section allows the Members’ Representative to be paid from the Escrow Fund, this does not relieve the Members from their obligation to promptly pay such Members’ Representative Losses as they are suffered or incurred, nor does it prevent the Members’ Representative from seeking any remedies available to it at law or otherwise. Notwithstanding anything in this Section 14.15 to the contrary, the Members’ Representative (in his capacity as such) shall have no obligation or authority with respect to any indemnification claims against a Member made by a Purchaser Indemnitee under Section 11.1.

14.16 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

14.17 Legal Representation by Shumaker. Each party hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, managers, employees and Affiliates, that at and prior to the Closing, Shumaker, Loop & Kendrick, LLP (“Shumaker”) may act as counsel for the Company, the Members, the representatives of the Members and their respective Affiliates (collectively, the “Seller Group”) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and agrees that subsequent to the Closing, any member of the Seller Group, and any director, member, partner, officer, employee or Affiliate of the Seller Group, shall have the right to retain Shumaker to represent its respective interests, including in any dispute relating in any manner to this Agreement or the transactions contemplated herein or hereby. Purchaser irrevocably waives, consents to and covenants not to assert (and agrees following Closing to cause its Affiliates to waive, and not to assert) any objection, based on conflict of interest or otherwise, to any representation of any member of the Seller Group by Shumaker, including in connection with any such dispute. Each of the parties further agrees to take the steps necessary to ensure any privilege attaching as a result of Shumaker’s service as counsel to the Company or any of its Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby will survive the Closing and will remain in effect, provided that such privilege from and after the Closing will belong solely to the Members and will be controlled solely by the Members’ Representative on behalf of the Members. As to any privileged attorney-client communications between Shumaker and the Company or Shumaker and any of the Company’s Affiliates prior to the Closing Date (collectively, the “Privileged Communications”), Purchaser together with any of its Affiliates, Subsidiaries, successors or assigns, agree that no such party may have access to, use or rely on any of the Privileged Communications in connection with any action against or involving any of the Parties after the Closing. Notwithstanding anything to the contrary in this Section 14.17, in the event that, after the Closing, any dispute arises between Purchaser or its Subsidiaries, or any of their respective Affiliates, Subsidiaries, successors or assigns, on the one hand, and a third party, on the other hand, the Company may assert the attorney-client privilege to prevent disclosure of any Privileged Communications to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Members’ Representative.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

OPES ACQUISITION CORP., a Delaware corporation

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Chairman and Chief Executive Officer

Company:

BurgerFi International, LLC, a Delaware limited liability company

By:	/s/ Kevin Cooper
Name: Kevin Cooper
Title: Manager

[Member signature page begins on next page]

Members:

BurgerFi Holdings, LLC

By:	/s/ Kevin Cooper
Name: Kevin Cooper
Title: Manager

Andrea Jane Acker Revocable Trust U/A dated April 25, 2008

By:	/s/ Andrea Acker
Name: Andrea Acker
Title: Trustee

Members’ Representative:

BurgerFi Holdings, LLC

By:	/s/ Kevin Cooper
Name: Kevin Cooper
Title: Manager

Execution Version

EXHIBIT A

Form of Escrow Agreement

Execution Version

EXHIBIT B

Form of Lock-up Agreement

Execution Version

EXHIBIT C

Form of Registration Rights Agreement

Execution Version

EXHIBIT D

Form of Amended and Restated Certificate of Incorporation